UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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CLEAN ENERGY FUELS CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

April 5, 2019

Dear Stockholder,

You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) on Thursday, May 16, 2019, at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2019. At this website, you will be able to listen to the Annual Meeting live, submit questions for our management, directors and representatives of our independent registered public accounting firm in attendance, and submit your vote while the Annual Meeting is being held.

We are pleased to take advantage of laws and rules that allow issuers to make use of the Internet in conducting a meeting of stockholders, as well as in furnishing proxy materials. As a result, we will not only host the Annual Meeting virtually on the Internet, but we will also furnish the proxy materials for the Annual Meeting to our stockholders on the Internet. We believe this use of the Internet meaningfully lowers our costs, increases efficiencies and helps reduce the environmental impact of the Annual Meeting, while permitting and encouraging increased stockholder attendance and engagement.

The accompanying notice of Annual Meeting and proxy statement include the agenda for the Annual Meeting, explain the matters that will be discussed and voted on at the Annual Meeting and provide certain other information about our Company.

Your vote is very important. Please vote as promptly as possible. Thank you for supporting our Company.

Sincerely,

MITCHELL W. PRATT
Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2019

The annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) will be held on Thursday, May 16, 2019, at 9:00 a.m. Pacific Time via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2019, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

3.	To hold an advisory, non-binding vote to approve executive compensation; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement that accompanies this notice.

The Company’s Board of Directors has fixed the close of business on March 25, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices during normal business hours for a period of 10 days before the Annual Meeting.

By order of the Board of Directors,

Dated: April 5, 2019	MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2019 PROXY STATEMENT

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2019 PROXY STATEMENT

GENERAL INFORMATION

The board of directors (“Board”) of Clean Energy Fuels Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), is providing this proxy statement (“Proxy Statement”) and all other proxy materials to you in connection with the solicitation of proxies for use at our 2019 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, May 16, 2019, at 9:00 a.m. Pacific Time (“PT”) via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2019, or any adjournment or postponement thereof, for the purposes stated in this Proxy Statement. In addition to any other business that may properly come before the Annual Meeting, stockholders are being asked to vote at the Annual Meeting on the following three proposals:

Proposal 1.	The election of ten directors to the Board.

Proposal 2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

Proposal 3.

The approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

This Proxy Statement summarizes the information you need to know in order to vote on these proposals in an informed manner.

Use of the Internet

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials for the Annual Meeting, including this Proxy Statement and our annual report for the year ended December 31, 2018, which includes our annual report on Form 10-K for such year (“Annual Report”), on the Internet. Accordingly, on or about April 5, 2019, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all of the Company’s stockholders of record and beneficial owners as of the record date for the Annual Meeting. The Notice will include instructions on how you may access the proxy materials for the Annual Meeting at www.proxyvote.com. Stockholders will not receive printed copies of the proxy materials for the Annual Meeting unless they request them, in which case printed copies of the proxy materials and a paper proxy card will be provided at no charge. Any stockholder may request to receive the proxy materials for the Annual Meeting in printed form by mail or electronically by e-mail on an ongoing basis until the one-year anniversary of the date of the Annual Meeting by following the instructions in the Notice. We encourage you to take advantage of the availability of our proxy materials on the Internet in order to lower our printing and delivery costs and help reduce the environmental impact of the Annual Meeting.

We have held our annual meetings of stockholders virtually since 2017, and we have again elected to hold this year’s Annual Meeting virtually on the Internet. We have made this decision for a number of reasons, including:

•

The attendance at our most recent in-person stockholder meetings was low, consisting of an average of 12 stockholders who attended each of our most recent three meetings in person. The most recent such meeting was in 2017, when we held a “hybrid” meeting that included both in-person and virtual access to the meeting. Despite these historically low in-person attendance levels, offering in-person access to our stockholder meetings can involve significant costs, including monetary expenses and increased management and employee time. As a result, we determined that offering in-person access to the Annual Meeting would not provide sufficient benefits to our stockholders to justify the associated costs.

•

Attendance at our stockholder meetings held in 2017 and 2018, both of which included a virtual component, increased substantially. The number of stockholders who attended each of these meetings via the Internet rose to an average of 57 stockholders per meeting. In light of this increase in average attendance, we believe the virtual meeting format, which allows our stockholders to attend meetings from their locations around the world, is an effective way to encourage and enable more of our stockholders to participate in our annual meeting process. As a result, we determined to host the Annual Meeting virtually in order to support similar or further increased stockholder attendance levels at this year’s meeting.

•

Stockholders who attend the Annual Meeting virtually will be able to listen to the meeting live and submit their vote while the Annual Meeting is being held, and will also be able to submit, either anonymously or identified by name, questions or comments for our management, directors and representatives of our independent registered public accounting firm in attendance at the meeting. This functionality provides our stockholders with opportunities for participation and engagement at the Annual Meeting that are comparable to those that would be available at an in-person meeting. As a result, we believe the virtual nature of the Annual Meeting will not decrease engagement capabilities and could facilitate increased stockholder participation with the ability to submit comments and questions anonymously if a stockholder desires to do so.

Stockholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CLNE2019. Please see “Attending the Annual Meeting” below for more information.

Record Date and Outstanding Shares

All stockholders that owned shares of our common stock at the close of business on March 25, 2019, the date which has been fixed by the Board as the record date, are entitled to vote at the Annual Meeting.

On the record date, 204,650,402 shares of our common stock were outstanding.

Voting Matters

Voting Rights

Each share of our common stock entitles the owner of the share to one vote on all matters to be voted on at the Annual Meeting.

Quorum Requirement

We will have the required quorum to conduct the business of the Annual Meeting if holders of a majority of the outstanding shares of our common stock as of the record date are present or represented by proxy at the Annual Meeting. Pursuant to our amended and restated bylaws, shares represented by proxies that reflect abstentions and broker non-votes (discussed under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below) will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Effect of Not Providing Voting Instructions; Broker Non-Votes

Stockholders of Record. You are a “stockholder of record” if your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent. If you were a stockholder of record at the close of business on the record date for the Annual Meeting and you submit a valid proxy that does not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. You are a “beneficial owner of shares held in street name” if your shares are not held of record in your name but are held by a broker, bank or other nominee on your behalf as the beneficial owner. If your shares were held in street name at the close of business on the record date for the Annual Meeting, you must provide voting instructions to your broker, bank or other nominee if you want your vote to count on the election of directors (Proposal 1) and the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3). These proposals constitute “non-routine” matters on which a broker, bank or other nominee is not entitled to vote shares held for a beneficial owner without receiving specific voting instructions from the beneficial owner. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee on how to vote your shares on Proposals 1 and 3, then no vote will be cast on these proposals on your behalf and a “broker non-vote” will occur. Your broker, bank or other nominee will, however, have discretion to vote uninstructed shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2), because this proposal constitutes a “routine” matter on which a broker, bank or other nominee is entitled to vote shares held on behalf of a beneficial owner even without receiving specific voting instructions from the beneficial owner. As a result, broker non-votes are not expected to occur in the vote on Proposal 2. Moreover, if you are a beneficial owner of shares in street name and you properly submit a voting instruction form to your broker, bank or other nominee that is signed but unmarked with respect to your vote on Proposals 1, 2 or 3, applicable rules will generally permit your broker, bank or other nominee to vote your shares on these proposals in accordance with the recommendations of the Board as set forth in this Proxy Statement.

Voting Requirements

The election of directors (Proposal 1) will be determined by a plurality of the votes cast by shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting. This means that the ten nominees who receive the highest number of affirmative votes will be duly elected as directors. As a result, because of the nature of this voting requirement, abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) and the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3) must each be approved by the affirmative vote of a majority of the votes cast on the proposal by shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting. As a result, abstentions, if any, will have no effect on the outcome of the votes on these proposals because abstentions are not considered to be present or entitled to vote with respect to the proposal for which they occur; broker non-votes are not expected to occur on Proposal 2 because, as discussed above, brokers, banks and other nominees will be entitled to vote uninstructed shares held in street name on this proposal; and broker non-votes, if any, will have no effect on the outcome of the vote on Proposal 3 because, pursuant to our amended and restated bylaws, broker non-votes are not considered to be present or entitled to vote with respect to the proposal for which they occur.

The following is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

Proposal	Vote Required	Routine vs. Non-Routine Matter	Effect of Abstentions and Broker Non-Votes
1: Election of Directors	Plurality of Votes Cast	Non-Routine	No effect
2: Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Routine	Abstentions: No effect Broker non-votes: None expected
3: Advisory, Non-Binding Vote on Executive Compensation	Majority of Votes Cast	Non-Routine	No effect

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” below. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.

Voting Results

Preliminary results will be announced at the Annual Meeting. Final results will be reported in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting concludes. If the official results are not available at that time, we will provide preliminary voting results in such a Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How to Cast or Revoke Your Vote

Stockholders of Record

If you are a stockholder of record entitled to vote at the Annual Meeting, you may vote in any one of the following ways:

•

On the Internet. You may vote on the Internet in one of two ways: (1) you may vote by proxy before the Annual Meeting starts by visiting www.proxyvote.com and by following the instructions in the Notice; or (2) you may vote during the Annual Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/CLNE2019 and by following the instructions in the Notice.

•

By Telephone. If you request printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by calling the toll-free number found on the proxy card delivered with these proxy materials.

•

By Mail. If you request printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by completing the proxy card delivered with these proxy materials and mailing it in the envelope provided.

Votes submitted by proxy on the Internet or by telephone must be received by 11:59 p.m. Eastern Time on Wednesday, May 15, 2019 to be counted. Votes submitted on the Internet during the Annual Meeting by stockholders attending the meeting and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.

Once you have submitted your proxy on the Internet or by telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by taking any one of the following actions:

•	Later-Dated Vote. You may revoke a previously submitted proxy by submitting a later-dated vote on the Internet (either before or during the Annual Meeting), by telephone or by mail.

•

Written Notice. You may revoke a previously submitted proxy by sending or otherwise delivering a written notice of revocation to the attention of our Corporate Secretary at the address of our principal executive offices.

To be effective, any later-dated vote must be received by the applicable deadline for the voting method used, as described above, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares held in street name, you have the right to instruct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. You should do so by following the instructions provided by your broker, bank or other nominee regarding how to vote your shares and how to revoke a previously submitted proxy. The availability of Internet, telephone or other methods to vote your shares by proxy will depend on the voting processes of the broker, bank or other nominee that holds your shares.

Attending the Annual Meeting

All stockholders that owned our common stock at the close of business on the record date for the Annual Meeting, or their duly appointed proxies, may attend and participate in the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting, to ensure that your vote will be counted. Please see “How to Cast or Revoke Your Vote” above for voting instructions.

To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/CLNE2019 and use their 16-digit control number provided in the Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our common stock as of the record date in order to gain access to the Annual Meeting, are available at www.proxyvote.com.

Submitting your proxy before the Annual Meeting will not affect your right to vote at the Annual Meeting if you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. In order to do so, you must submit an online vote during the webcast of the Annual Meeting reflecting your new vote.

Solicitation

This solicitation is made by our Board, and we will bear the entire cost of soliciting proxies, including the costs of preparing, printing, assembling and mailing the Notice, any printed copies of this Proxy Statement, the proxy card, the Annual Report or our other proxy materials that may be requested by stockholders, and any additional information that we may elect to furnish to stockholders. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners of those shares who have requested printed materials, and we may reimburse persons representing beneficial owners for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the Notice and the solicitation materials made available on the Internet or via e-mail or in print to those who request copies, but may be supplemented by telephone, mail, e-mail or personal solicitation by our directors, executive officers or other employees. We will pay no additional compensation to these individuals for these activities. In addition, although we have not engaged employees for the specific purpose of soliciting proxies or a proxy solicitation firm to assist us in soliciting proxies, we may elect to engage and pay the cost of such employees or such a proxy solicitation firm at any time.

Separate Copy of Annual Report or Other Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if requested, this Proxy Statement and our Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from a stockholder. This procedure reduces our printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. Additionally, upon written or oral request, we will deliver promptly a separate copy of the Notice, this Proxy Statement or the Annual Report to any stockholder at a shared address to which we have delivered a single copy of these documents. To receive a separate copy of the Notice, this Proxy Statement or the Annual Report, or to notify us that you wish to receive separate copies of our proxy materials for future annual meetings of our stockholders, write to the attention of Investor Relations at the address of our principal executive offices or call (949) 437-1000. Stockholders who share an address and are receiving multiple copies of our proxy materials may also request to receive a single copy of the Notice, this Proxy Statement and the Annual Report or our proxy materials for future annual meetings of our stockholders by writing or calling us at the address or telephone number provided above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The two tables below show the beneficial ownership of certain persons with respect to our common stock, our only outstanding class of voting securities. Except as indicated by the footnotes to these tables, we believe, based on the information furnished or otherwise available to us, that the persons and entities named in these tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

We have determined beneficial ownership as shown in these tables in accordance with the rules of the SEC. In accordance with these rules, in computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to (1) stock options held by that person that are currently exercisable or exercisable within 60 days after March 25, 2019, and (2) restricted stock units (“RSUs”) held by that person that are subject to vesting and settlement within 60 days after March 25, 2019. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. We calculated percentage ownership as shown in these tables based on 204,650,402 shares of our common stock outstanding on March 25, 2019. The information in these tables is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in these tables does not constitute an admission of beneficial ownership of the shares.

The following table shows the amount and percentage of our common stock beneficially owned by each holder of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Outstanding
TOTAL(1) 2, place Jean Millier La Défense 6 92400 Courbevoie France	67,443,954	33.0%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, Texas 78746	10,696,522	5.2%
T. Boone Pickens(3) C/O BP Capital, L.P. 8117 Preston Road, Suite 260 Dallas, Texas 75225	13,635,968	6.6%

(1)

Based on a Schedule 13D/A filed by TOTAL S.A. (“TOTAL”) and its direct wholly owned subsidiary Total Marketing Services S.A. (“Total Marketing Services”) on June 14, 2018 that reflects shares of common stock beneficially owned as of June 13, 2018. The shares of common stock beneficially owned consist of (i) 50,856,296 shares of common stock that were purchased from us by TOTAL and (ii) 16,587,658 shares of common stock that are the subject of a voting agreement, dated May 9, 2018, among Total Marketing Services, us and all of our then-directors and officers, pursuant to which each such director and officer appointed Total Marketing Services as such person’s proxy and attorney-in-fact, and authorized Total Marketing Services to represent and vote (or consent, if applicable) all shares of common stock owned or controlled by such person with respect to the election of the individuals designated by Total Marketing Services to serve on our Board pursuant to Total Marketing Services’ director designation rights (described below under “Certain Relationships and Related Party Transactions”). TOTAL and Total Marketing Services have expressly disclaimed beneficial ownership of any shares of common stock subject to the voting agreement discussed in (ii) above.

(2)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019 that reflects shares of common stock beneficially owned as of December 31, 2018.
(3)

Mr. Pickens, one of our founders, served as a director of our Company from June 2001 until September 2018, and thereafter has served as Director Emeritus. Mr. Pickens’s beneficial ownership consists of (a) 565,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 13,070,968 shares of outstanding common stock held directly. We understand that, as of March 25, 2019, all outstanding shares held by Mr. Pickens, representing 6.6% of our issued and outstanding shares of common stock, are pledged as collateral to or held in margin accounts with financial institutions.

The following table shows the amount and percentage of our common stock beneficially owned on March 25, 2019 by each of our named executive officers and current and nominated directors and by all of our current executive officers and directors as a group:

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	%
Andrew J. Littlefair(1)	2,222,523	1.1%
Robert M. Vreeland(2)	462,649	*
Mitchell W. Pratt(3)	1,040,192	*
Barclay F. Corbus(4)	900,638	*
John S. Herrington(5)	632,109	*
James C. Miller III(6)	357,501	*
Warren I. Mitchell(7)	416,718	*
Philippe Montantême	—	—
Momar Nguer	—	—
James E. O’Connor(8)	294,618	*
Stephen A. Scully(9)	321,618	*
Kenneth M. Socha(10)	412,258	*
Vincent C. Taormina(11)	414,518	*

All current executive officers and directors as a group (13 persons)(12)	7,475,342	3.6%

*	Represents less than 1%.
(1)

Beneficial ownership consists of (a) 841,876 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 1,380,647 shares of outstanding common stock held directly.

(2)

Beneficial ownership consists of (a) 265,391 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 197,258 shares of outstanding common stock held directly.

(3)

Beneficial ownership consists of (a) 456,210 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019 and held directly or by the Pratt Family Trust, over which Mr. Pratt possesses voting and investment control, and (b) 583,982 shares of outstanding common stock held directly or by the Pratt Family Trust.

(4)

Beneficial ownership consists of (a) 448,178 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 452,460 shares of outstanding common stock held directly or by an individual retirement account for the benefit of Mr. Corbus.

(5)

Beneficial ownership consists of (a) 227,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019 and held directly or by the J&L Herrington 2002 Family Trust, over which Mr. Herrington possesses voting and investment control, and (b) 404,609 shares of outstanding common stock held by the J&L Herrington 2002 Family Trust.

(6)

Beneficial ownership consists of (a) 227,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 130,001 shares of outstanding common stock held directly or by a trust over which Mr. Miller possesses voting and investment control.

(7)

Beneficial ownership consists of (a) 227,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 189,218 shares of outstanding common stock held directly.

(8)

Beneficial ownership consists of (a) 167,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 127,118 shares of outstanding common stock held by the James E. O’Connor Revocable Trust, over which Mr. O’Connor possesses voting and investment control.

(9)

Beneficial ownership consists of (a) 122,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 199,118 shares of outstanding common stock held by the Scully Family Trust, over which Mr. Scully possesses voting and investment control.

(10)

Beneficial ownership consists of (a) 227,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, (b) 30 shares of outstanding common stock held in a Uniform Transfers to Minors Act account for which Mr. Socha is the custodian and over which Mr. Socha possesses voting and investment control, and (c) 184,728 shares of outstanding common stock held directly.

(11)

Beneficial ownership consists of (a) 227,500 shares of common stock subject to options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 187,018 shares of outstanding common stock held by the Vincent C. Taormina REV Intervivos Trust UAD 5/14/84, over which Mr. Taormina possesses voting and investment control.

(12)

Beneficial ownership consists of (a) 3,439,155 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2019, and (b) 4,036,187 shares of outstanding common stock held directly by our executive officers and directors, by individual retirement accounts for the benefit of a director or executive officer, or by trusts or a Uniform Transfers to Minors Act account over which an executive officer or director possesses voting and investment control.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board, acting pursuant to our amended and restated bylaws, has determined that the number of directors constituting the full Board is to be ten. Upon the recommendation of our nominating and corporate governance committee, the Board has nominated Andrew J. Littlefair, Stephen A. Scully, John S. Herrington, James C. Miller III, Warren I. Mitchell, Philippe Montantême, Momar Nguer, James E. O’Connor, Kenneth M. Socha and Vincent C. Taormina for election as members of the Board. You are being asked to vote on the election of each of these ten director nominees.

Each of the nominees is a director of our Company and, except for Messrs. Montantême and Nguer, was elected by our stockholders at our 2018 annual meeting of stockholders. Messrs. Montantême and Nguer were appointed as directors in September 2018 pursuant to director designation rights granted to Total Marketing Services in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below.

Upon re-election at the Annual Meeting, each director will serve a one-year term until the next annual meeting of our stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. During the course of a term, the Board may appoint a new director to fill any vacant seat. In that event, the newly appointed director would complete the term of the director he or she replaced or, if appointed to fill a vacancy caused by an increase to the size of the Board, serve until the next annual meeting of our stockholders. Each of the Board’s director nominees has agreed to serve if elected, and we have no reason to believe any nominee will be unable to serve. If, however, any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board or, if no such other nominee is proposed, a vacancy will occur.

We, as a matter of policy, encourage our directors to attend meetings of our stockholders and, in 2018, all of our directors attended our annual meeting.

Director Nominees

The names of the director nominees, their ages as of January 31, 2019, their current positions and offices with our Company and other information about their professional backgrounds are shown below. We believe each of these nominees contributes to the Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to the Board, as well as the other specific attributes, qualifications and skills described below. There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer of our Company, and except as described under “General” above with respect to Messrs. Montantême and Nguer, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

Name of Director Nominee	Age	Position(s) and Office(s)
Andrew J. Littlefair	58	President, Chief Executive Officer and Director
Stephen A. Scully	59	Chairman of the Board
John S. Herrington	79	Director
James C. Miller III	76	Director
Warren I. Mitchell	81	Director
Philippe Montantême	58	Director
Momar Nguer	62	Director
James E. O’Connor	69	Director
Kenneth M. Socha	72	Director
Vincent C. Taormina	63	Director

Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair served as Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair has served on the board of directors of Hilltop Holdings Inc. (formerly PlainsCapital Corporation), a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), since 2009. Mr. Littlefair earned a B.A. from the University of Southern California.

Stephen A. Scully has served as a director of our Company since January 2014 and was appointed as Chairman of the Board on January 1, 2018. Mr. Scully was founder and President of the Scully Companies, a California-based truck leasing and specialized contract carriage provider. He started the Scully Companies immediately after graduating from the University of Southern California in 1981 and subsequently sold it to Ryder System in January 2011. The Scully Companies was the largest independent asset-based logistics provider in the western United States. Since selling the Scully Companies, Mr. Scully has been a private investor. Additionally, he was the Chairman of the Board of the National Truck Leasing System from 1999 to 2010, a board member of the Truck Rental and Leasing Association from 1990 to 1999, a board member of Ameriquest Transportation and Logistics Resources from 2007 to 2008 and is a former member of the California Trucking Association.

John S. Herrington has served as a director of our Company since November 2005. For over a decade, Mr. Herrington has been a self-employed businessman and attorney-at-law. From 1985 to 1989, Mr. Herrington served as the U.S. Secretary of Energy, and from 1983 to 1985, Mr. Herrington served as Assistant to the President for presidential personnel in the Reagan Administration. From 1981 to 1983, Mr. Herrington served as Assistant to the President and Assistant Secretary of the U.S. Navy. Mr. Herrington earned an A.B. from Stanford University and a J.D. and an LL.B. from the University of California, Hastings College of the Law.

James C. Miller III has served as a director of our Company since May 2006. Mr. Miller served on the board of governors of the United States Postal Service from April 2003 to December 2011 and as its Chairman from January 2005 to 2008. Mr. Miller served on the board of directors of the Washington Mutual Investors Fund from October 1992 to December 2017, and served on the board of directors of the J.P. Morgan Value Opportunities Fund from December 2001 to January 2014. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. In 2017, Mr. Miller began serving as a Senior Fellow of the Administrative Conference of the United States, an independent federal agency dedicated to improving the administrative process. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

Warren I. Mitchell has served as a director of our Company since May 2005 and was Chairman of the Board from 2005 through 2017. For over 40 years, until his retirement in 2000, Mr. Mitchell worked in various positions at Southern California Gas Company, including as President beginning in 1990 and Chairman beginning in 1996. Mr. Mitchell serves as Chairman of the board of directors of The Energy Coalition, a non-profit organization devoted to education on energy management. Mr. Mitchell earned a B.S. and an M.B.A. from Pepperdine University and completed the Stanford Executive Program.

Philippe Montantême has served as a director of our Company since September 2018, when he was appointed to the Board pursuant to Total Marketing Services’ director designation rights described elsewhere in the Proxy Statement. Mr. Montantême has served as Senior Vice President, Strategy Marketing Research of Total Marketing Services since July 2013. Mr. Montantême joined the TOTAL group of companies (referred to as the “TOTAL Group”) in 1984 and served in various operational positions in France and Africa. He joined the Strategy Development team of the TOTAL Group in 1984, and became Head of Strategy for the TOTAL Group’s downstream activities in Africa and the Middle East in 1996. From 1999 to 2004, Mr. Montantême occupied several positions in the TOTAL Group’s Lubricants business unit, including Head of the Global Supply Chain.

From 2005 to 2011, he served as Vice President of the TOTAL Group’s Special Fluids business unit, and from 2011 to 2013, he returned to the TOTAL Group’s Lubricants business unit to serve as Vice President. Mr. Montantême graduated as a Chemical Engineer from the École Nationale Supérieure de Chimie in Toulouse and holds an MBA from the EM Lyon Business School.

Momar Nguer has served as a director of our Company since September 2018, when he was appointed to the Board pursuant to Total Marketing Services’ director designation rights described elsewhere in this Proxy Statement. Mr. Nguer has served as President of Total Marketing Services and as a member of the Executive Committee of the TOTAL Group since April 2016. Mr. Nguer began his career in 1982 in Hewlett Packard France’s Finance Department. He joined the TOTAL Group in 1984, serving in various downstream positions. He was appointed Vice President, Marketing of the TOTAL Group’s Senegal operations in 1985, and Vice President, Retail Network & Consumers of the TOTAL Group’s Africa operations in 1991. Mr. Nguer became Chief Executive Officer of the TOTAL Group’s marketing affiliate in Cameroon in 1995, and Chief Executive Officer of the TOTAL Group’s marketing affiliate in Kenya in 1997. In 2000, he was appointed Executive Vice President, Total East Africa & Indian Ocean in the TOTAL Group’s Refining & Marketing business. From 2007 to 2011, he served as Vice President, Aviation Fuel at Total Refining & Marketing, and from December 2011 to April 2016, he served as Senior Vice President, Africa and the Middle East at Total Marketing Services. Mr. Nguer has also served as a member of the TOTAL Group’s Performance Management Committee since January 2012, and Chairman of the Group Diversity Council since August 2015. Mr. Nguer received a Master in Public Law from the University of Paris and a MBA from ESSEC Business School.

James E. O’Connor has served as a director of the Company since September 2011. Mr. O’Connor has more than 30 years of experience in the waste industry. He was most recently a senior executive at Republic Services where he served as Chief Executive Officer from December 1998 to January 2011 and as Chairman of the Board from January 2003 to May 2011. From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management—North America from 1991 to 1992 and Vice President—Southeastern Region from 1987 to 1991. Mr. O’Connor is a member of the board of directors of the Canadian National Railway Company, a Canadian company publicly traded on the New York Stock Exchange, and Casella Waste Systems, Inc., a reporting company under the Exchange Act. Mr. O’Connor earned a B.A. from DePaul University.

Kenneth M. Socha has served as a director of our Company since January 2003. From 1995 until his retirement at the end of 2014, Mr. Socha served as a Senior Managing Director of Perseus, L.L.C., a private equity fund management company. Previously, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and is a private investor. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Director Emeritus

In September 2018, T. Boone Pickens, a founder and director of our Company since June 2001, retired from his position as a director. Upon his retirement, the Board designated Mr. Pickens to serve as Director Emeritus, an honorary position in recognition of his long-standing, loyal and dedicated services and singularly significant contributions to the Company. As Director Emeritus, Mr. Pickens is invited to attend meetings of the Board, but is not considered a director of the Company and is not entitled to vote on any matter presented to the Board. As a result, he is not one of the director nominees for election by our stockholders at the Annual Meeting.

Selecting Our Director Nominees

Under its charter and our corporate governance guidelines, our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of potential new Board members, as well as the composition of the Board as a whole. This assessment includes an analysis of each member’s qualifications as a director and each member’s independence, as well as consideration of age, experience and other diversity factors in the context of the needs of the Board.

Minimum Criteria

Pursuant to our corporate governance guidelines, a majority of our directors must meet the standards for independence as required by Nasdaq, and no director may serve on more than three other public company boards of directors unless approved in advance by the Board. Further, applicable Nasdaq rules provide that at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and the members of certain of our Board committees must satisfy enhanced independence and financial expertise standards under applicable Nasdaq and SEC rules. We also believe all directors should possess the following attributes:

•	Professional and personal ethics and values, consistent with our code of ethics (described below under “Corporate Governance—Code of Ethics”);

•	A commitment to building stockholder value;

•	Business acumen and broad experience and expertise at the policy-making level in one or more of the areas of particular consideration described under “Key Qualifications, Skills and Attributes” below;

•	The ability to provide insights and practical wisdom based on the individual’s experience or expertise; and

•	Sufficient time to effectively carry out duties as a Board member.

Other than the foregoing, there are no stated minimum criteria for director nominees, and the nominating and corporate governance committee may consider these factors and any such other factors as it deems appropriate. The nominating and corporate governance committee does, however, review the activities and associations of each potential director candidate to ensure there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on our Board.

Diversity

Although we do not have a formal policy with respect to Board diversity, the nominating and corporate governance committee strives to assemble a board of directors that brings to our Company a variety of perspectives, skills and expertise. In order to achieve this, the nominating and corporate governance committee considers individuals from various disciplines and backgrounds in recommending director nominees to the Board, including diversity characteristics that may be self-identified by directors or director nominees, such as race, gender, military service, or other socioeconomic or demographic characteristics. The nominating committee also seeks to recommend directors who possess a broad range of business, professional, governmental, community involvement and natural gas and energy industry experience.

The nominating and corporate governance committee assesses these and other factors as it deems appropriate in connection with its annual review of each director and the Board as a whole, and takes these factors into account when determining whether to nominate existing directors for re-election in connection with this annual review. The nominating and corporate governance committee also takes these factors into account when considering any director nominee outside of its annual review process, such as when a vacancy exists on the Board or when a stockholder suggests a new director candidate that the committee or the Board decides to consider for a mid-year appointment. In addition, as part of its annual self-evaluation process, the nominating and corporate governance committee assesses its consideration of diversity in identifying and evaluating director candidates, including the key qualifications, skills and attributes that it aims for directors to possess.

The nominating and corporate governance committee is committed to further diversifying the Board across a number of metrics, including gender. In September 2018, California enacted a law requiring publicly held corporations whose principal executive offices are located in California to have at least one female director on their boards by the end of the 2019 calendar year and, if our Board maintains its existing size, at least three female directors by the end of the 2021 calendar year. Because our principal executive offices are located in California, the nominating and corporate governance committee intends to comply with the requirements of this law on or before the applicable deadlines, and has commenced its search for one or more qualified female directors through a variety of sources. At present, the nominating and corporate governance committee is actively reviewing and evaluating a number of potential female director candidates for appointment or election at a future date.

Key Qualifications, Skills and Attributes

The nominating and corporate governance committee regularly reviews the appropriate skills and characteristics required of Board members in the context of the composition of the Board, our operating requirements, and the long-term interests of stockholders. When conducting its review of the key qualifications, skills and attributes desired of Board members, the nominating and corporate governance committee particularly considers:

•	Leadership experience as a chief executive officer, chairman, senior executive, or leader of significant operations;

•	Natural gas and industry experience;

•	Knowledge of governmental, regulatory, legal or public policy issues;

•	Expertise in finance, financial disclosure or financial accounting;

•	Public and private company board experience;

•	Diversity of life experiences and backgrounds and director refreshment; and

•

Such other factors as the nominating and corporate governance committee deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience, background and capability.

The nominating and corporate governance committee views these qualifications, skills and attributes as critical to the Board’s ability to provide effective oversight of the Company in light of our business, strategy and operations.

Senior Leadership Experience:	Board members who have served in senior leadership positions are important to us because they have the experience and perspective to analyze, shape and oversee the execution of important strategic, operational and policy issues. These Board members’ insights and guidance, and their ability to assess and respond to situations encountered by our Board, may be enhanced by leadership experience at complex businesses or organizations.

Natural Gas and Industry Experience:

Because we are seeking to drive adoption of natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets, relevant education or experience in our industry is key for understanding our markets, strategy, risk management and operations.

Government, Legal and Regulatory Expertise:

Board members who have served in government positions provide experience and insights that help us work constructively with governments and address significant public policy issues. Board members with a background in law can assist the Board and legal team in fulfilling its oversight responsibilities regarding our legal and regulatory compliance and our engagement with regulatory authorities.

Financial Expertise:	Knowledge of financial markets, financing and funding operations and accounting and financial reporting processes is important to have well-represented on our Board. This experience helps our Board members in understanding and overseeing our capital structure, financing and investing activities, as well as our financial reporting and internal controls.

Public and Private Company Board Experience:

Board members with public and private company board experience understand the dynamics and operations of a corporate board. These matters include the relationship of a company board with senior management personnel, the legal and regulatory landscape in which companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

Diversity and Board Refreshment:	Board members with a diversity of life experiences and backgrounds are important to bring a variety of perspectives to our Board, as discussed under “Diversity” above. In addition, we aim to regularly bring new directors to our Board to ensure the Board benefits from fresh ideas and perspectives, while balancing the importance of directors with long tenure and experience with our Company.

Director Nominee Evaluations

At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole. In evaluating whether a current director should continue to serve on our Board, the nominating and corporate governance committee considers a number of factors, including the minimum criteria and diversity goals described above and each director’s qualifications, skills and attributes in the areas identified by the committee as particularly important to our Board. In concluding that our current directors should continue to serve as directors of the Company, the nominating and corporate governance committee considered their knowledge, experience and expertise in these areas as indicated in the table below, which they gained from their professional backgrounds described under “Director Nominees” above.

Director
Andrew J. Littlefair	Ö	Ö	Ö		Ö
Stephen A. Scully	Ö	Ö		Ö	Ö
John S. Herrington	Ö	Ö	Ö	Ö	Ö
James C. Miller III	Ö	Ö	Ö	Ö	Ö
Warren I. Mitchell	Ö	Ö	Ö		Ö
Philippe Montantême	Ö	Ö		Ö		Ö
Momar Nguer	Ö	Ö		Ö	Ö	Ö
James E. O’Connor	Ö	Ö		Ö	Ö
Kenneth M. Socha	Ö	Ö	Ö		Ö
Vincent C. Taormina	Ö	Ö

(1)	For purposes of this table, reflects directors whose tenure on our Board is three years or less.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Although our amended and restated bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, we are submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of the appointment of KPMG LLP, the audit committee of the Board may consider whether to retain the firm. Even if our stockholders ratify the appointment of KPMG LLP, the audit committee of the Board may choose to appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would, in its judgment, be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the aggregate fees billed to us for services rendered by KPMG LLP during the periods presented:

	Year Ended December 31,
	2017 ($)	2018 ($)
Audit Fees(1)	1,670,307	1,152,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	1,670,307	1,152,000

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of our interim condensed consolidated financial statements included in our quarterly reports, the audit of our internal control over financial reporting, audits of stand-alone financial statements of certain of our subsidiaries, professional services rendered in connection with our filing of various registration statements (such as registration statements on Form S-8 and Form S-3, including related comfort letters) and other services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. KPMG LLP rendered no such services for us in 2017 or 2018.

(3)

Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). KPMG LLP rendered no such services for us in 2017 or 2018.

(4)	All other fees consist of fees billed for products and services other than the services described in notes (1), (2) and (3) above. KPMG LLP rendered no such services for us in 2017 or 2018.

Pre-Approval Policies and Procedures

Pursuant to our audit committee charter, all audit and permitted non-audit and tax services, as well as the fees and terms of such services, that are provided by our independent registered public accounting firm are pre-approved by the audit committee of the Board. In considering such services for approval, the audit committee considers, among other things, whether the provision of the services is compatible with maintaining the independence of our independent registered public accounting firm.

All services provided by KPMG LLP in 2017 and 2018 were pre-approved by the audit committee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. We currently provide our stockholders the opportunity to vote on such a proposal, commonly known and referred to below as a “say-on-pay” proposal, every year. As a result, following the Annual Meeting, the next vote on a say-on-pay proposal will occur at our 2020 annual meeting of stockholders.

As described in detail under “Compensation Discussion and Analysis” below, our executive compensation program is designed to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies. Under this program, determinations regarding each named executive officer’s compensation are based on, among other factors, the individual’s performance and contribution to our strategic plans and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry benchmarks and trends, including the compensation practices of certain peer companies; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay; the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience. Please read the “Compensation Discussion and Analysis” beginning on page 30 for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. We believe the compensation of our named executive officers is appropriate and serves to both incentivize and retain our highly skilled executive leadership team. Attracting, retaining and motivating key executives is crucial to our success. This say-on-pay proposal gives our stockholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific component of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included therein.”

This say-on-pay proposal is being provided as required by Section 14A of the Exchange Act, and is advisory and therefore not binding on the Company, the compensation committee or our Board in any way. Our Board and our compensation committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

CORPORATE GOVERNANCE

Board and Committee Composition

The following sets forth certain key features of the composition of our Board and its standing committees:

Board Committees
	Board of Directors	Audit(1)	Compen- sation(1)	Nominating and Corporate Governance	Hedging / Derivative	Stock Option
Directors:
Andrew J. Littlefair					©	●
Stephen A. Scully	◆, I	●
John S. Herrington	I	●	●	©
James C. Miller	I	©, ▲			●
Warren I. Mitchell	I		©		●	●
Philippe Montantême
Momar Nguer
James E. O’Connor	I		●	●
Kenneth M. Socha	I		●	●
Vincent C. Taormina	I	●		●
Former Director:
T. Boone Pickens(2)
Observer:
Isabelle Gaildraud(3)		Ö
Meetings:
Held in 2018(4)	6(5)	5	2	2	1	1

◆	Chairman of the Board.
I	Determined by our Board to be an independent director, within the meaning of applicable rules of The Nasdaq Stock Market (“Nasdaq”).
●	Committee member.
©	Committee Chair.
▲	Audit committee financial expert, as defined in the rules of Nasdaq and the SEC.
(1)

Our Board has determined that each member of the audit and compensation committees satisfies the enhanced independence standards applicable to members of such a committee under, and with respect to the compensation committee considering the factors set forth in, Nasdaq and SEC rules. In addition, our Board has determined that each member of the audit committee has sufficient knowledge in reading and understanding the Company’s financial statements to serve on such committee, and each member of the compensation committee is a non-employee director as defined in Rule 16b-3 under the Exchange Act and an outside director as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (“Code”).

(2)	Mr. Pickens served as a director of our Company from June 2001 until his retirement from such position on September 18, 2018, at which time he was designated to serve as Director Emeritus.
(3)

Ms. Gaildraud, the Senior Vice President Corporate Affairs & Americas of Total Marketing Services, was appointed as an observer of the audit committee in September 2018 pursuant to Total Marketing Services’ director and observer designation rights, described under “Certain Relationships and Related Party Transactions” below.

(4)	Each director attended at least 75% of the total number of meetings of the Board and all applicable committees on which he served that were held in 2018.
(5)	Our directors typically hold at least two executive sessions each year, and held three such executive sessions in 2018.

Board Committees

We have established an audit committee, compensation committee, nominating and corporate governance committee, hedging/derivative committee and stock option committee. Our Board also creates committees from time to time to oversee financing transactions or other significant corporate matters. Our Board and audit committee generally meet at least quarterly and our other committees meet on an as-needed basis. Each of the Board committees has the composition and responsibilities described below. Copies of the current charters of the audit committee, compensation committee, nominating and corporate governance and hedging/derivative committee, as adopted by the Board, are accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance.

Audit Committee

We believe the functioning of our audit committee complies with all applicable requirements of the Sarbanes Oxley Act of 2002 and with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm;

•	Assessing the independence of our independent registered public accounting firm;

•	Discussing our annual audited and quarterly financial statements and the conduct of each audit with management, our internal finance department and our independent registered public accounting firm;

•	Establishing procedures for employees to anonymously submit concerns regarding accounting or auditing matters;

•	Periodically reviewing with our independent registered public accounting firm and with management our financial reporting processes and internal controls;

•	Discussing our policies with respect to risk assessment and risk management; and

•	Reviewing, overseeing and approving all related-party transactions (as such term is defined in applicable SEC rules).

Compensation Committee

We believe the functioning of our compensation committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Reviewing and approving all of our compensation plans, policies and programs as they affect our executive officers;

•	Administering our equity incentive plans and employee stock purchase plans;

•	Retaining and assessing the independence of any compensation consultants or advisors;

•	Reviewing and approving the fees and other compensation paid to our directors;

•

Monitoring our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits; and

•	Overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters.

The compensation committee may designate one or more subcommittees, each subcommittee to consist of two or more members of the compensation committee, and may generally delegate its authority to any such subcommittee(s), and the compensation committee has delegated certain limited authority to grant equity awards under our equity incentive plans to the stock option committee, as described below.

Nominating and Corporate Governance Committee

We believe the functioning of our nominating and corporate governance committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•	Developing and recommending to the Board criteria to be used in screening and evaluating potential director candidates;

•	Reviewing, evaluating and recommending to the Board qualified director candidates;

•	Establishing and overseeing a policy for considering stockholder nominees for director, and evaluating any such nominees;

•	Monitoring and reviewing any issues regarding director independence or involving potential conflicts of interest; and

•	Developing and recommending to the Board corporate governance guidelines and a code of ethics, and reviewing and recommending changes to these documents as appropriate.

Hedging/Derivative Committee

The functions of the hedging/derivative committee include carrying out the Board’s responsibilities related to oversight, direction and implementation of our hedging activities; interfacing with our hedging consultants and advisors regarding recommended hedging activities and strategies; and making recommendations to the Board regarding fees and other compensation to be paid to our hedging consultants and advisors.

Stock Option Committee

The stock option committee may approve grants of stock options and RSUs under the 2016 Performance Incentive Plan (“2016 Plan”) to employees of the Company.

Board Leadership Structure

The Board has determined that our current structure of separating the roles of Chairman of the Board and Chief Executive Officer is in the best interests of the Company and our stockholders. Mr. Scully has served as Chairman of the Board since January 2018, and Mr. Littlefair has been the Chief Executive Officer of the Company since June 2001. As Chairman of the Board, Mr. Scully focuses on organizing Board activities to enable the Board to effectively provide guidance to and oversight (including risk oversight) and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensures the Board agenda is appropriately directed toward matters significant to the Company. Separating the roles of Chairman of the Board and Chief Executive Officer allows Mr. Littlefair, as Chief Executive Officer, to focus on managing the day-to-day direction and implementing the long-term strategic goals of the Company.

The functions of the Board are carried out by the full Board and, when delegated, by the Board’s committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Board Role in Risk Oversight

Risk is inherent in every business. We face a number of risks, including business, operational, strategic, competitive, financial, political, legislative, environmental, safety and regulatory risks, as well as risks related to compensation, cybersecurity threats or incidents, capital expenditures, derivative transactions, commodity-based exposures, acquisitions or other strategic transactions and financing and other liquidity matters. In general, our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management.

In its risk oversight role, the Board and each of its committees regularly review and discuss, internally and with management, the material risks confronting our business, based on reports prepared and delivered by management that address these risks and other information deemed relevant. The Board also monitors our risk management and corporate governance policies, including the day-to-day risk management processes designed and implemented by management, and generally evaluates how management operates our Company with respect to risk exposures. These risks and risk management policies are also reviewed and analyzed in depth by the Board at an annual strategic planning session with members of senior management. Additionally, the Board considers the risks and vulnerabilities we face when granting authority to management and approving business strategies and particular transactions.

The Board performs its risk oversight function in part through its committees, which, except for the hedging/derivative committee, are comprised solely of independent directors. Each Board committee’s risk oversight role is as follows:

•	The audit committee oversees management of risks related to our financial reporting and disclosure processes and accounting policies, as well as any related party or conflict-of-interest transactions;

•	The compensation committee oversees management of risks related to our compensation practices and policies;

•	The nominating and corporate governance committee oversees management of risks related to Board processes and composition, including director independence, and corporate governance matters; and

•

The hedging/derivative committee oversees management of risks related to the Company’s derivative activities, including any significant fixed-price sales contracts, commodity swap arrangements or other hedging activity.

We believe our Board’s regular review and analysis of our material risks and risk management policies, as well as the role of our Board committees in the Board’s performance of its risk oversight function and our Board’s leadership structure (which separates the roles of Chairman of the Board and Chief Executive Officer, as discussed above), provide an appropriate level of independent oversight, including risk oversight, of our management.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and other employees, including our principal executive, financial and accounting officers and controller or persons performing similar functions. This code of ethics establishes policies to promote honest and ethical conduct, and is designed to comply with applicable Nasdaq and SEC rules. The nominating and corporate governance committee reviews our code of ethics periodically, and may propose or adopt additions or amendments that it determines are required or appropriate.

Our code of ethics is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance. We expect that any amendments to or waivers from certain provisions of our code of ethics applicable to any principal executive, financial or accounting officer or controller or persons performing similar functions will be disclosed on our website to the extent required by applicable Nasdaq or SEC rules.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that set forth standards for director qualifications and responsibilities, Board committees, Board leadership structure, director compensation, Chief Executive Officer evaluation and management succession, Board self-evaluations, Board oversight of the Company’s strategic planning, and director and officer stock ownership, among other things. The nominating and corporate governance committee reviews our corporate governance guidelines periodically, and may from time to time propose or adopt additions or amendments it determines are required or appropriate. Our corporate governance guidelines are accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance.

Director Stock Ownership Guidelines

We believe it is important to encourage our directors to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our directors. These guidelines provide that each non-employee director is required to own shares of our common stock valued at $180,000 or more by the later of December 14, 2019 and five years after the date of a director’s initial election to the Board. Stock options are not counted toward satisfaction of these stock ownership requirements. Directors who attain this stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. All of our non-employee directors, with the exception of Messrs. Montantême and Nguer, had satisfied these stock ownership guidelines as of the record date for the Annual Meeting. The Board has determined that the director stock ownership guidelines do not apply to Mr. Montantême or Mr. Nguer for so long as each is designated by Total Marketing Services to serve as a director and waives his right to receive compensation for serving on the Board. See the descriptions under “Proposal 1: Election of Directors—General” and “Director Compensation” for more information.

We have also established stock ownership guidelines applicable to certain of our executive officers, which are described under “Compensation Disclosure and Analysis—Executive Stock Ownership Guidelines” below.

Stockholder Communications with the Board

We have adopted a formal process by which stockholders and interested parties may communicate with our Board, which is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance/contact-the-board. This centralized process assists the Board in reviewing and responding to communications from stockholders and other interested parties in an appropriate manner. Communications to the Board must be in writing and either mailed to our Corporate Secretary at the address of our principal executive offices or submitted electronically via our website. The communication can be addressed to one or more individual directors or to the Board as a group, and the name of any specific intended recipient(s) should be noted in the communication. Communications submitted by postal mail may be anonymous. The Corporate Secretary typically reviews all such communications and will forward them to the Board or any identified individual director(s), unless any such communication is deemed to be, in the Corporate Secretary’s discretion, unrelated to the duties and responsibilities of the Board or unduly hostile, threatening, illegal or similarly unsuitable for Board consideration.

Director Nomination Process

Our Board, as a whole and through our nominating and corporate governance committee, is responsible for identifying, evaluating and recommending nominees to serve as directors of our Company.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of the Board and recommending these candidates to our Board for nomination or appointment.

Our nominating and corporate governance committee may utilize a variety of methods to identify potential director candidates. For example, candidates may come to the attention of the nominating and corporate governance committee through current members of the Board, executive officers, professional search firms, stockholders or others. These candidates may be evaluated and considered by our nominating and corporate governance committee at any point during the year, including in connection with each annual meeting of our stockholders. For each such annual meeting, the nominating and corporate governance committee recommends to our Board certain director nominees to stand for election at the annual meeting based on the committee’s evaluation of all potential director candidates, including incumbent directors. The Board then selects its director nominees based on its determination, relying on the recommendation of and other information provided by the nominating and corporate governance committee as it deems appropriate, of the suitability of each potential director candidate to serve as a director of our Company.

Stockholder Recommendations of Director Candidates

In accordance with its charter, our nominating and corporate governance committee is responsible for considering and evaluating properly submitted stockholder recommendations of candidates for Board membership. Any such recommendation should be made in writing and delivered or mailed to our Corporate Secretary at the address of our principal executive offices, and should include the name, address and a current resume of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee, and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the proposed director candidate. We may also request that any proposed director candidate and any stockholder proposing a director candidate furnish us with such other information as may reasonably be required for our nominating and corporate governance committee to determine the eligibility of such proposed director candidate to serve as a director of our Company.

All properly submitted stockholder recommendations will be aggregated together and with any other director candidates proposed by other sources, for consideration and evaluation by our nominating and corporate governance committee, and will receive the same consideration by our nominating and corporate governance committee as is received by any other director candidate. In evaluating all director candidates, the nominating and corporate governance committee will consider, among other things, the director qualifications set forth in our corporate governance guidelines, as described in “Proposal 1: Election of Directors” above. Any stockholder-recommended director candidate that is selected by our nominating and corporate governance committee would be recommended by the committee as a director nominee to the Board, which would then consider and evaluate the candidate in the same manner and based on the same criteria and qualifications as other prospective director candidates. If approved by the Board, the stockholder-recommended candidate would be appointed as a director to a vacant seat on the Board or included in the Board’s slate of director nominees to stand for election at our next annual meeting of stockholders.

Stockholder Nominations of Directors

A stockholder who wishes to nominate a director must comply with all applicable requirements set forth in our amended and restated bylaws. In accordance with these requirements, any stockholder nomination of a director must be made in writing and delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices within a specified time period before the annual meeting of stockholders at which the director nominee is to be up for election. See “Stockholder Proposals for 2020 Annual Meeting” below for information about these time periods in connection with our 2020 annual meeting of stockholders. Any such recommendation must include the following information:

(i)    as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our capital stock that are beneficially owned by such person;

•

a description of all arrangements or understandings between the stockholder and such person and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•

any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected);

(ii)    as to the stockholder making the recommendation, the name and address of record of the stockholder, the class and number of shares of the Company’s capital stock that are beneficially owned by the stockholder, any material interest of the stockholder in the nomination and any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in connection with his recommendation of a director candidate; and

(iii)    as to the stockholder making the recommendation and any Stockholder Associated Person (as defined below) or any member of such stockholder’s immediate family sharing the same household, (1) whether and the extent to which any Relevant Hedge Transaction (defined below) has been entered into by or on behalf of any such person, (2) whether and the extent to which any such person has direct or indirect beneficial ownership of any Derivative Instrument (defined below), (3) any rights to dividends on our shares owned beneficially by any such person that are separated or separable from the underlying shares, (4) any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any such person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (5) any performance-related fees (other than an asset-based fee) to which any such person is entitled based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of the recommendation (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), where, for purposes of these requirements, the following terms have the following meanings:

•

A “Stockholder Associated Person” of any stockholder is (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•	A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, any person with respect to any share of our stock; and

•

A “Derivative Instrument” is any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

A stockholder who complies in full with all applicable requirements set forth in our amended and restated bylaws will be permitted to present the director nominee(s) at the applicable annual meeting of our stockholders, but will not be entitled to have the nominee included in our proxy materials for the applicable meeting unless an SEC rule requires that we include the director nominee in our proxy materials.

Sustainability and Safety

We believe that natural gas-fueled trucks, transportation and commercial vehicles are the best and most immediate solution for eliminating the negative impact of pollutants from diesel fuel and combatting climate change, and we take pride in our ability to deliver a cleaner vehicle fuel. In our Corporate Sustainability Report, which is accessible on our website at https://www.cleanenergyfuels.com/sustainability/, we describe our sustainability goals and our multi-pronged approach to achieving these objectives. Importantly, we aim to offer 100% Redeem™, our renewable natural gas vehicle fuel, at all of our vehicle fueling stations by 2025, 20 years ahead of California’s goal of transforming the state’s power supply to 100% renewable energy by 2045, and we also aim to reduce our company-wide carbon footprint by 25% by 2025. We encourage all of our stockholders to review our Corporate Sustainability Report to better understand our commitment to maintain and improve sustainability in the vehicle fuels marketplace.

We are committed to providing a safe and healthful working environment for our employees, which includes maintaining compliance with all applicable federal, state and local laws, rules and regulations relating to workplace safety and conditions. We strive for zero work-related injuries or illnesses. To that end, we have implemented written programs, including a Health and Safety Program and an Injury and Illness Prevention Program, which set forth our policies and procedures for workplace safety, hazard identification and correction, compliance, communication, investigations, training and recordkeeping. Any significant safety or health matters are communicated to the audit committee and/or the full Board.

The foregoing disclosure, including the statements about our sustainability and safety goals, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical facts. These statements relate to future events or circumstances or our future performance, and they are based on our current assumptions, expectations and beliefs concerning future developments. Although these forward-looking statements reflect our good faith judgment based on available information, they involve known and unknown risks, uncertainties and other factors that may cause actual achievements, performance or other events to be materially different from any future achievements, performance or other events expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, among others: the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design and performance, as well as operator perception with respect to these factors; our ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the effect of or potential for changes to federal, state or local greenhouse gas emissions regulations or other environmental regulations applicable to natural gas production, transportation or use; our ability to manage and grow our renewable natural gas business, including our ability to continue to receive revenue from sales of tradable credits we generate by selling conventional and renewable natural gas as vehicle fuel and the effect of any increase in competition for renewable gas supply; our ability to accurately predict natural gas vehicle fuel demand in the geographic and customer markets in which we operate and effectively calibrate our strategies, timing and levels of investments to be consistent with this demand; our ability to recognize the anticipated benefits of our natural gas fueling station network; construction, permitting and other factors that could cause delays or other problems at station construction projects; general political, regulatory, economic and market conditions; and the other risks discussed under “Risk Factors” in our annual report on Form 10-K for our fiscal year ended December 31, 2018, which was filed with the SEC on March 12, 2019 and is included as part of the Annual Report. In addition, we operate in a competitive and rapidly evolving industry in which new risks emerge from time to time, and it is not possible for us to predict all of the risks we may face, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors could cause actual results to differ from our expectations. As a result of these and other potential risks and uncertainties, our forward-looking statements should not be relied on or viewed as guarantees of future events or conditions. All of our forward-looking statements speak only as of the date they are made and, except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, including to conform these statements to actual results or to changes in our expectations.

INFORMATION ABOUT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of January 31, 2019, their current positions and offices with our Company and, for executive officers who are not also a member of our Board, other information about their backgrounds are shown below. We have entered into employment agreements with each of our executive officers, which are described under “Compensation Discussion and Analysis—Employment Agreements” below, that establish, among other things, each executive officer’s term of office. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which such individual was or is selected as an officer of our Company.

Name	Age	Position(s) and Office(s)
Andrew J. Littlefair	58	President, Chief Executive Officer and Director
Robert M. Vreeland	57	Chief Financial Officer
Mitchell W. Pratt	59	Chief Operating Officer and Corporate Secretary
Barclay F. Corbus	52	Senior Vice President, Strategic Development

Robert M. Vreeland has served as our Chief Financial Officer since October 2014. From 2012 to 2014, Mr. Vreeland served as our Vice President, Finance and Accounting. Prior to joining the Company, Mr. Vreeland was a consultant at RV CPA Services, PLLC, a provider of certified public accounting services. From 1997 to 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, an electronic payment and digital transactions service provider, including Interim Chief Financial Officer, Senior Vice President and Corporate Controller, Senior Vice President, Operations, and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, Mr. Vreeland spent 12 years at Coopers & Lybrand, an accounting firm that later merged to become PricewaterhouseCoopers. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.

Mitchell W. Pratt was appointed Chief Operating Officer in December 2010 and has served as our Corporate Secretary since December 2002. Prior to being appointed as Chief Operating Officer, Mr. Pratt served as our Senior Vice President, Engineering, Operations and Public Affairs, from January 2006 to December 2010. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development & Public Affairs. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Overstock.com, a publicly traded company, and is a Trustee of the College of the Atlantic. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material features of the compensation awarded to, earned by, or paid to each person who served as our principal executive officer (Andrew J. Littlefair) or principal financial officer (Robert M. Vreeland) in 2018, and the only two other individuals who were serving as executive officers at the end of 2018 (Mitchell W. Pratt and Barclay F. Corbus). Messrs. Littlefair, Vreeland, Pratt and Corbus are collectively referred to as our “named executive officers.” This analysis also discusses our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices for administering such programs.

Business Highlights and Challenges

We are seeking to drive adoption of natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets. In executing this mission, we have adopted a strategic plan (the “Strategic Plan”) that sets meaningful objectives we expect will drive natural gas adoption as a vehicle fuel and expand our business in our key markets, while also conserving our capital and controlling our expenses. In implementing our Strategic Plan and our other business strategies, we have experienced meaningful progress and significant challenges.

Highlights of our achievements in 2018 included:

•

We delivered 365.5 million gasoline gallon equivalents (“GGEs”) of compressed natural gas (“CNG”), liquefied natural gas (“LNG”) and renewable natural gas (“RNG”); in 2017 and 2016, we delivered 351.4 million GGEs and 329.0 million GGEs of CNG, LNG and RNG, respectively.

•

We delivered 110 million GGEs of our Redeem RNG vehicle fuel, compared to 78.5 million GGEs delivered in 2017 and 60.0 million GGEs delivered in 2016. We believe we were the first company to commercially distribute fuel made from waste with the launch of Redeem, 100% of our CNG and LNG sold as vehicle fuel in California is Redeem, and we have expanded sales of Redeem to other states including Texas. We believe Redeem is the cleanest transportation fuel available in the market today.

•	We reduced our convertible debt by $185.5 million, leaving us with $50 million of convertible debt due July 2020.

•

We closed a private placement with Total Marketing Services, a wholly owned subsidiary of TOTAL, pursuant to which we sold and issued to Total Marketing Services 50,856,296 shares of our common stock for an aggregate purchase price of $83.4 million (“Total Private Placement”).

•

Our supply agreement with BP Products North America, Inc. (“BP”) was amended to extend the term and add additional RNG supply (“Expanded BP Supply Agreement”). We share with BP in the tradable credits generated from the increased RNG supply sold through our vehicle fueling infrastructure and to other customers.

•

With the support of TOTAL, we launched our Zero Now truck financing program, which offers exclusive pricing to allow fleets to acquire new certified ultra-low NOx (nitrogen oxide) natural gas trucks for the price of a diesel truck, a five-year engine warranty and a fuel price that is guaranteed to be less than diesel for at least five years.

Factors that negatively affected our performance in 2018 included:

•	Prices of oil and diesel fuel continued to be low.

•	Sales and deployments of natural gas vehicles did not meet our expectations.

•	The cost of natural gas vehicles continued to be higher than comparable diesel and gasoline vehicles, principally due to the cost of the CNG and LNG storage systems.

•	Competition increased in the market for vehicle fuels generally, including advances and improvements in non-natural gas vehicle fuels or engines powered by these fuels.

•	Support for electric powered vehicles increased, including among lawmakers, regulators, policymakers, environmental organizations and other powerful groups.

Key 2018-2019 Pay Decisions

Key pay decisions for 2018 and 2019 to date include the following:

•

The compensation committee determined to maintain the base salaries for our named executive officers at their 2017 levels, except for a 6% increase to Mr. Vreeland’s base salary in 2019 to better align his compensation with his responsibilities and the base salaries of our other senior executives;

•	The compensation committee determined to maintain the performance measures and their weighting under our 2018 and 2019 performance-based cash bonus plans;

•

Based on the compensation committee’s assessment of the Company’s performance with respect to the objectives set forth in our 2018 performance-based cash bonus plan, Mr. Littlefair received approximately 92% of his target (or “middle”) bonus and our other named executive officers received approximately 89% of their target (or “middle”) bonuses for 2018;

•	The compensation committee did not award any additional discretionary cash bonuses to our named executive officers for performance in 2018;

•	In the first quarter of 2018, the compensation committee granted RSUs and stock options to our named executive officers in line with its equity award practices adopted in 2017; and

•

In the first quarter of 2019, the compensation committee granted stock options to our named executive officers in line with its equity award practices adopted in 2017, some of which have vesting criteria based on our achievement over time of certain volume-based performance goals.

Compensation Program Objectives and Philosophy

Our compensation committee oversees the design and administration of our executive compensation program. The primary objectives of our executive officer compensation program are to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives, including the objectives set forth in our Strategic Plan, without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and comparable executives at certain peer companies.

To achieve these objectives, we maintain an executive compensation program that includes the following components: base salary, cash bonuses, equity incentives, change in control and post-termination severance compensation and other benefits. The compensation committee developed our executive compensation program by drawing on its experience and judgment in establishing programs it believes are appropriately rewarding and responsible for a growth company in a developing industry. The compensation committee reviews and evaluates our executive compensation program, including its objectives and the forms of compensation used to achieve these objectives, on at least an annual basis, and adjusts the program as it deems appropriate and considering factors it considers relevant in establishing appropriate levels and mix of compensation for our executives.

Process for Determining Executive Compensation

The compensation committee’s general practice is to establish the annual compensation mix and levels for each of our executives in the beginning of each fiscal year, typically in our first quarter in connection with annual performance reviews. Performing this process after the end of the prior year allows the compensation committee to incorporate into its analysis information on the Company’s and each individual’s performance during the prior year and to assess each executive’s overall contributions to the Company. The compensation committee then compiles this information to establish annual base compensation and performance-related targets and to adjust long-term incentives as appropriate.

Role of Compensation Consultant

Our compensation committee has the authority to engage the services of compensation consultants or other experts or advisors as it deems appropriate in fulfilling its responsibilities. Since 2012, the compensation committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) from time to time to assist the committee in performing its responsibilities. The compensation committee has the sole authority to approve the terms of this engagement, and Semler Brossy reports solely to the compensation committee under this engagement. Before engaging Semler Brossy, the compensation committee determined that Semler Brossy was independent after taking into consideration the factors set forth in applicable Nasdaq and SEC rules.

Compensation Consultant’s 2017 Review

In the third quarter of 2016, the compensation committee instructed Semler Brossy to complete a full review of the Company’s executive and director compensation programs within the context of the competitive market, including comparing the Company’s executive and director compensation components and levels with a group of selected peer companies and general industry survey data regarding executive compensation practices at companies with a similar market capitalization as our Company at the time of the review. Although the compensation committee primarily utilized and relied upon the review and other information provided by Semler Brossy in connection with its 2017 compensation decisions, the compensation committee also referenced some of the information provided by Semler Brossy in making certain 2018 compensation decisions, and this information further influenced 2018 compensation insofar as the compensation committee determined to maintain the compensation components and levels from 2017 that were informed by Semler Brossy’s review. Semler Brossy did not provide any services to the Company in 2018, and neither the compensation committee nor our management engaged any other compensation consultants in 2018.

2017 Compensation Peer Group

Selecting a group of our peer companies is challenging for many reasons, including principally our belief that we are the only publicly traded company whose primary line of business is to sell natural gas for use as a vehicle fuel. In selecting our peer companies for compensation purposes, our compensation committee generally sought to identify companies that are similar to us across a number of metrics and that, in the compensation committee’s view, compete with us for talent. As a result, with the assistance of Semler Brossy and with input from management, our compensation committee developed a group of peer companies in the third quarter of 2016 consisting of stand-alone, publicly traded companies that are of a similar size as us, based on revenue and market capitalization at the time the peer group was developed; have complex structures; and operate in our industry or in another heavily-regulated energy or non-mature industry. For 2017, the compensation committee selected the following companies as our peer companies for compensation purposes, which we refer to collectively as the “2017 Compensation Peer Group.”

Aemetis, Inc.	Covanta Holding Corp.	Par Pacific Holdings, Inc.
AeroVironment, Inc.	Enphase Energy, Inc.	Plug Power, Inc.
Bill Barrett Corp.	EXCO Resources, Inc.	Power Solutions International, Inc.
Broadwind Energy, Inc.	FuelCell Energy, Inc.	Renewable Energy Group, Inc.
Callon Petroleum Co.	Green Plains, Inc.	Sanchez Energy Corp.
Chart Industries, Inc.	Halcon Resources Corp.	Stone Energy Corp.
Cheniere Energy, Inc.	Northern Oil & Gas, Inc.	W&T Offshore, Inc.
Clayton Williams Energy, Inc.	Pacific Ethanol, Inc.	Westport Fuel Systems, Inc.

The compensation committee used data about the 2017 Compensation Peer Group, as well as general industry survey data and other information provided by Semler Brossy, to serve as market reference points for 2017 executive compensation decisions, including decisions about overall compensation levels, which the compensation committee benchmarked to be near the median of the total compensation paid to similar executives of the 2017 Compensation Peer Group, as well as each compensation component, optimum pay mix and the relative competitive landscape for our 2017 executive compensation program. For compensation decisions in 2018 and 2019 to date, the compensation committee did not tie named executive officer compensation (either specific elements of compensation or total compensation levels) to any predetermined benchmark.

Although we used benchmarking in 2017 to provide a guideline market reference point for total named executive officer compensation levels, the compensation committee believes this practice may not always be the most appropriate tool for setting compensation due to aspects of our business and objectives that may be unique to us. As a result, the compensation committee retains discretion to vary executive compensation components and levels from targeted market reference points by any degree and at any time.

Review of Stockholder Say-on-Pay Votes

Consistent with the preference of our stockholders, which was expressed at our annual meeting of stockholders held in May 2018, our stockholders have the opportunity to cast an advisory vote on executive compensation, or a “say-on-pay” vote, once every year, and the next such vote will occur at the Annual Meeting. At the Company’s annual meeting of stockholders held in 2018, our executive compensation received a favorable advisory vote from 69% of the votes cast on the proposal at the meeting (which excludes abstentions and broker non-votes).

Although this vote was sufficient to constitute approval of the Company’s 2017 executive compensation, it was significantly lower than in previous years. As a result of this lower level of support, various members of the Company’s senior management team, including its President and Chief Executive Officer and Chief Financial Officer, initiated engagement with approximately ten of the Company’s largest stockholders, collectively representing approximately 21% of the Company’s outstanding common stock (we note, however, that this specific engagement did not include TOTAL or Mr. Pickens because we are in frequent contact with each of these stockholders regarding our compensation practices and various other matters; when these large stockholders are included, approximately 52% of our outstanding common stock is represented). These engagement efforts resulted in the following specific feedback from one or more stockholders regarding our 2017 executive compensation program:

•	Some stockholders expressed concern over the level of retirement compensation paid in 2017 to our former Senior Vice President, Sales and Finance.

•	One or more stockholders requested a stronger correlation between our named executive officers’ equity incentive awards and specified performance goals.

Based on the compensation committee’s review and evaluation of this stockholder feedback, as well as the continued meaningful stockholder support for our executive compensation in the 2017 say-on-pay vote, the compensation committee determined not to significantly alter our overall compensation policy or approach for 2018 as compared to prior years, but rather determined to take the following steps to address the specific concerns raised by our stockholders and to generally improve the implementation of our compensation objectives:

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The compensation committee did not grant or agree to any special compensatory awards for 2018, for retirement, severance or any other purposes. Although the compensation committee reserves the right to award these types of compensation at its discretion in the future, the compensation committee views the level of retirement compensation awarded to the Company’s former Senior Vice President, Sales and Finance in 2017 as a one-time event, based primarily on this individual’s long tenure with the Company, his significant contributions to the development and growth of the Company and his employment agreement.

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In February 2019, the compensation committee granted equity awards to our named executive officers that will vest only upon the satisfaction of certain performance conditions, namely a specified and objective increase in volume of GGEs of natural gas delivered by the Company on a year-over-year basis. Because we view the volume of natural gas we deliver as a material operating data point and a key indicator of the success of our business initiatives and strategies, the compensation committee believes this performance metric provides an appropriate incentive to our named executive officers to achieve an objective that we believe could meaningfully and positively affect our performance and, in turn, create value for our stockholders.

We expect to continue to actively engage with our stockholders to discuss various compensation and governance matters and consider their feedback in determining named executive officer compensation. The compensation committee will also continue to consider the outcome of the Company’s say-on-pay votes, as well as this direct stockholder input, when making future compensation decisions for our named executive officers and in respect of our compensation program generally.

Assessment of Named Executive Officer Performance

The compensation committee believes our named executive officers are highly qualified, talented and dedicated to the Company. The following is a summary of the compensation committee’s assessment of the performance of each named executive officer in 2018:

Andrew J. Littlefair—President and Chief Executive Officer

Mr. Littlefair’s leadership of the Company resulted in growth in 2018 despite certain factors that negatively affected our performance as described above. Mr. Littlefair led our efforts to conserve cash resources, limit selling, general and administrative expenses and repay our convertible debt. He also spearheaded the Total Private Placement and launch of the Zero Now program. Mr. Littlefair oversaw our RNG business and led our efforts relating to the Expanded BP Supply Agreement. Mr. Littlefair worked diligently to promote the transition of shippers, manufacturers and other fleet operators to use natural gas vehicle fuel and to obtain commitments from these organizations to fuel at our stations. In addition, Mr. Littlefair served as our principal spokesperson to convey the Company’s message to customers, the finance and investor community, federal, state and local lawmakers and regulators, and the media.

Robert M. Vreeland—Chief Financial Officer

Since his appointment in the fourth quarter of 2014, Mr. Vreeland has directed our financial operations, including financial and capital plans and policies, accounting practices and procedures, and financial and tax reporting functions. He has also acted as the primary management contact for our audit committee and our independent registered public accounting firm. In 2018, he significantly contributed to the Total Private Placement, the Expanded BP Supply Agreement, the repayment of our convertible debt and our efforts to conserve cash resources, limit selling, general and administrative expenses and minimize and eliminate underperforming assets.

Mitchell W. Pratt—Chief Operating Officer and Corporate Secretary

Mr. Pratt directed and managed the Company’s operations, engineering, construction, IT and public affairs teams. He also made vital contributions to the planning, engineering, construction, operation and maintenance of our natural gas fueling stations.

Barclay F. Corbus—Senior Vice President, Strategic Development

Mr. Corbus oversaw the development of key growth opportunities and financing strategies for the Company. In particular, Mr. Corbus played important roles in the Total Private Placement, the expanded BP Supply Agreement, further reducing our debt levels and interacting with the finance and investor community.

Components of Compensation

Our named executive officers’ compensation consists of the following components:

•	Base salary;

•	Performance-based and discretionary cash bonuses;

•	Equity incentives;

•	Change in control and post-termination severance compensation; and

•	Other benefits that are generally available to all of our salaried employees.

The following charts show the components of compensation for our named executive officers for 2018:

The compensation committee views the various components of compensation as distinct methods of achieving the various objectives of our compensation program and, as a result, it generally does not believe significant compensation derived from one component should negate or reduce compensation from other components. The compensation committee does, however, review and evaluate each executive’s total compensation as a whole, and it may make decisions regarding levels of certain compensation components based on this evaluation of overall compensation, including, for instance, determinations regarding target levels under our performance-based cash bonus plan or determinations regarding discretionary cash bonuses. The compensation committee also strives to provide an appropriate mix of long-term and short-term, cash and non-cash, and different forms of non-cash compensation; however, the compensation committee has not adopted formal plans or programs that allocate total compensation among these various characteristics.

In determining the mix and level of compensation components for our named executive officers, Mr. Littlefair typically makes recommendations to our compensation committee regarding appropriate pay. After reviewing Mr. Littlefair’s recommendations, our compensation committee makes the final determination regarding compensation mix and levels for each of our named executive officers. Although Mr. Littlefair submits recommendations to the compensation committee regarding his own proposed compensation, which the committee may take under advisement in its discretion, Mr. Littlefair does not participate in the compensation committee’s deliberations regarding his own compensation.

Mr. Littlefair’s recommendations, and the compensation committee’s decisions, regarding the mix and level of compensation components for each of our named executive officers are based on a number of factors, including, among others, the individual’s performance and contribution to our Strategic Plan and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry trends and market reference points; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay (we generally believe that executives with comparable experience, levels of responsibility and performance deserve comparable compensation, and that more experienced executives with a greater degree of responsibility and higher performance levels deserve higher levels of compensation on a relative basis); the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience.

Base Salary

We provide base salaries to: recognize the experience, skills, knowledge and responsibilities of our named executive officers; reward individual performance and contribution to our overall business goals; and retain our executives. The compensation committee reviews base salaries annually and relies on its judgment and discretion in determining the amount of each named executive officer’s base salary. Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration and approval.

2018 and 2019 Base Salaries

In setting 2018 base salaries for our named executive officers, the compensation committee considered Mr. Littlefair’s recommendations; the Company’s performance, in light of business and industry conditions; the compensation committee’s assessment of each executive’s performance, experience, responsibilities, work demands and tenure, as well as the retention risk associated with each executive; and the Company’s key objectives of conserving cash resources and limiting selling, general and administrative expenses. Based on these factors, the compensation committee determined to maintain 2018 and 2019 base salaries for our named executive officers at their 2017 levels, except that Mr. Vreeland’s base salary was increased by 6% for 2019 to better align his compensation with his responsibilities and the base salaries of our other senior executives.

Base salaries for our named executive officers in 2017, 2018 and 2019 are as follows:

Named Executive Officer	2017 Base Salary ($)	2018 Base Salary ($)	2019 Base Salary ($)
Andrew J. Littlefair	700,812	700,812	700,812
Robert M. Vreeland	378,000	378,000	400,000
Mitchell W. Pratt	481,268	481,268	481,268
Barclay F. Corbus	443,415	443,415	443,415

Cash Bonuses

2018 Performance-Based Cash Bonus Plan

Structure. Our compensation committee believes a performance-based cash incentive program is important to focus our management on, and reward our executives for, achieving key Company objectives on an annual basis, as well as to deliver adequate retention value when combined with our other incentive programs, which may be denominated in equity and/or designed to incentivize performance over a longer term than annually. Each year, our compensation committee approves a performance-based cash bonus plan and pays bonuses after reviewing our performance with respect to the criteria set forth in the plan, subject to the compensation committee’s discretion to pay amounts that are higher or lower than the payouts prescribed by the criteria set forth in the plan and subject to each named executive officer’s continued service as an executive officer of our Company as of the bonus payment date. The performance criteria for cash bonus awards under the plan for 2018 were designed to incentivize management to make decisions that align our corporate goals with our stockholders’ interests, without promoting excessive risk-taking.

For 2018, the total potential cash bonus award under our performance-based cash bonus plan for each of our named executive officers was based on the following:

•	33% was based on our adjusted EBITDA, which is a non-GAAP financial measure described below;

•	25% was based on the volume of GGEs of natural gas we delivered;

•	22% was based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•	20% was based on our volume margin, as defined below.

The compensation committee added the volume margin criteria in 2017 to incentivize our named executive officers to achieve higher margins for the GGEs of natural gas we deliver, which we view as a material operating data point and a key indicator of the success of our business initiatives and strategies. Under the performance-based cash bonus plan, the compensation committee has the discretion to determine and adjust the performance criteria, consider factors and developments it deems relevant and award overall bonuses in the amounts it deems appropriate.

Pursuant to the performance-based cash bonus plan, if we exceed a performance target, then each named executive officer receives a pro-rata portion of the incremental annual cash bonus amount, up to the next performance target. The financial performance criteria are prepared by our Chief Financial Officer based on our annual budget, and the strategic initiatives are developed by our Chief Executive Officer. The financial performance criteria and strategic initiatives are then presented to our compensation committee for review, comment, adjustment and ultimate approval.

Under our 2018 performance-based cash bonus plan:

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Mr. Littlefair was eligible to receive 70%, 100% or 150% of the base salary to which he is entitled under his employment agreement (which, for 2018, was 10% higher than the base salary actually paid to Mr. Littlefair, based on his voluntary election to reduce his base salary in February 2015) for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Mr. Littlefair’s target bonus amount; and

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Each of Messrs. Vreeland, Pratt, and Corbus was eligible to receive 50%, 70% or 100% of his respective base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Messrs. Vreeland’s Pratt’s, and Corbus’ target bonus amount.

Performance Criteria. For 2018, we defined the volume of GGEs of natural gas we delivered as (1) the volume of GGEs we sell to our customers as fuel, plus (2) the volume of GGEs dispensed at facilities we do not own but where we provide operation and maintenance services on a per-gallon or fixed fee basis, plus (3) our proportionate share of the GGEs sold as CNG by our joint venture Mansfield Clean Energy Partners, LLC.

For 2018, we defined volume margin as gross profit margin from the volumes of natural gas we delivered, excluding gross profit margin from certain royalties and from our sales of credits we generate under federal and state programs by selling RNG and conventional natural gas as a vehicle fuel, divided by the volumes of natural gas we delivered (where “gross profit margin” is our volume-related revenue less our volume-related cost of sales).

For 2018, we defined adjusted EBITDA as net income (loss) attributable to Clean Energy Fuels Corp., determined in conformity with accounting principles generally accepted in the United States of America (“GAAP”), plus or minus income tax expense (benefit), plus or minus interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense; plus or minus loss (income) from equity method investments; and plus or minus any loss (gain) from changes in the fair value of derivative instruments. The following table shows adjusted EBITDA as we defined it for 2018 and also reconciles this non-GAAP financial measure to the GAAP measure net loss:

Year Ended Dec. 31, 2018
(in thousands)
Net Loss Attributable to Clean Energy Fuels Corp.	$(3,790)
Income Tax Expense	341
Interest Expense	15,924
Interest Income	(2,857)
Depreciation and Amortization	51,850
Stock-Based Compensation	5,307
Loss from Equity Method Investments	2,723
Gain from Change in Fair Value of Derivative Instruments	(9,788)

Adjusted EBITDA	$59,710

For 2018, our strategic initiatives included driving volume to our vehicle fueling infrastructure; launching a truck financing program (including the Zero Now program); obtaining additional capital; securing reauthorization of the federal alternative fuels excise tax credit; and reducing our selling, general and administrative expenses.

The base, middle and maximum targets for the performance criteria under the bonus plan approved by our compensation committee for 2018, as well as our actual performance for these criteria, are set forth in the following table:

Performance Criteria	Weighting	Base Target	Middle Target	Maximum Target	Actual Performance
Adjusted EBITDA(1)	33%	$34,600	$37,750	$42,100	$59,710
Volume (in GGEs)(1)	25%	387,700	400,000	412,000	365,500
Volume Margin (per GGE)	20%	$0.19	$0.21	$0.23	$0.192
Strategic Initiatives	22%	—	—	—	—

(1)	Target and actual performance amounts shown in thousands.

Payouts. The compensation committee met in February 2019 to review our 2018 actual performance versus the performance criteria and strategic initiative targets described above and to determine what payouts, if any, would be made under the 2018 performance-based cash bonus plan. The compensation committee determined:

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All major strategic initiatives were achieved, and therefore it was appropriate to provide a payout equal to 100% of the middle target amount plus 50% proration of the delta between the middle and maximum amounts for the strategic initiatives performance criterion.

•	We achieved adjusted EBITDA equal to 142% of the maximum target, and therefore it was appropriate to provide a payout equal to 100% of the maximum amount for the adjusted EBITDA criterion.

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Because we achieved over 100% of the base target for volume margin, the compensation committee determined it was appropriate to provide a payout equal to 100% of the base target amount plus 10% proration of the delta between the base and middle amounts for the volume margin performance criterion.

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With respect to the volume performance criterion, we did not achieve the minimum volume target in 2018 and as a result, the compensation committee determined it was appropriate to provide no payout for the volume performance criterion.

As further detailed in the table below, the compensation committee awarded Mr. Littlefair a bonus equal to approximately 92% of his target (or “middle”) bonus and awarded the other named executive officers a bonus equal to approximately 89% of their target (or “middle”) bonuses for 2018.

Name	Percent of Target Bonus Paid for GGE Volume Performance Criterion	Percent of Target Bonus Paid for Adjusted EBITDA Performance Criterion	Percent of Target Bonus Paid for Volume Margin Performance Criterion	Percent of Target Bonus Paid for Strategic Initiatives Performance Criterion	Percent of Total Target Bonus Paid	Total Payout
Andrew J. Littlefair	—	150%	73%	125%	92%	$713,271
Robert M. Vreeland	—	143%	74%	121%	89%	$234,738
Mitchell W. Pratt	—	143%	74%	121%	89%	$298,867
Barclay F. Corbus	—	143%	74%	121%	89%	$275,361

2019 Performance-Based Cash Bonus Plan

In February 2019, the compensation committee approved our 2019 performance-based cash bonus plan. The plan has substantially the same design as our 2018 performance-based cash bonus plan, including the discretion afforded to our compensation committee in determining performance criteria, performance targets and actual payouts. Among other things, the 2019 plan provides that the total potential bonus award for each of our named executive officers under the plan will be based on the following:

•	33% will be based on our adjusted EBITDA, defined in substantially the same manner as was used for the 2018 plan;

•	25% will be based on the volume of GGEs of natural gas we deliver, defined in substantially the same manner as was used for the 2018 plan;

•	22% will be based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•	20% will be based on our volume margin, defined in substantially the same manner as was used for the 2017 plan.

2018 Discretionary Special Cash Bonuses

Our compensation committee may, in its discretion, award additional special cash bonuses to reward extraordinary efforts or performance by our named executive officers that the compensation committee believes are not otherwise covered by the performance criteria in our performance-based cash bonus plan. The compensation committee did not award any special cash bonuses to any of our named executive officers for performance in 2018.

Equity Incentives

We believe motivation of long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives designed to align these employees’ interests with the interests of our stockholders. In general, the compensation committee develops its equity award determinations based on its judgments as to whether the equity awards provided to our named executive officers are sufficient to further our ownership culture, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate and adequately reward our executives on a long-term basis.

We currently sponsor the 2016 Plan, the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) and an employee stock purchase plan (“ESPP”). The 2006 Plan became effective upon the closing of our initial public offering. The 2016 Plan, which replaced the 2006 Plan, became effective in May 2016 upon approval by our stockholders, at which time the 2006 Plan was no longer available for new awards. The 2006 Plan and the 2016 Plan are administered by our Board or our compensation committee. For more information about the 2006 Plan, the 2016 Plan and the ESPP, please see “Equity Compensation Plans” below.

We have historically granted our named executive officers the following three types of equity awards under our equity incentive plans: stock options, RSUs and price-vested units (“Price-Vested Units” or “PVUs”). In addition, in February 2019, our compensation committee awarded a new type of equity award to our named executive officers, which we refer to as volume-vested options (“Volume-Vested Options” or “VVOs”). Each of these types of equity awards is described below.

Stock Options:

•  Afford the recipient the option to purchase shares of our common stock at a stated price per share.

•  All stock option awards granted under our equity incentive plans include an exercise price equal to the closing price of our common stock on the applicable grant date, and the grant date is always on or after the date of compensation committee approval.

•  Stock option awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

RSUs:

•  Full-value awards that represent the contingent right to receive shares of our common stock upon achievement of stated vesting criteria.

•  Stock option and RSU awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

PVUs:

•  A form of RSU in which the shares subject to the award are earned if and when certain stock price hurdles (“Stock Price Hurdles”) are achieved.

•  The shares subject to the PVUs are only earned, or “vest,” if the closing price of our common stock equals or exceeds, for 20 consecutive days during the third or fourth year following grant, 135% of the price of our common stock on the grant date.

VVOs:

•  A form of stock option in which the shares subject to the award are earned if and when certain volume delivery hurdles (“Volume Hurdles”) are achieved.

•  The shares subject to the VVOs are earned, or “vest,” at a rate of 34% on the one-year anniversary of the date of grant and 33% on the second and third anniversaries of the date of grant if, as of each of each such date, (1) the volume of GGEs of natural gas delivered by us in our most recently completed fiscal year, defined as described under “Cash Bonuses—2018 Performance-Based Cash Bonus Plan—Performance Criteria,” has increased by 10% or more relative to the volume of GGEs of natural gas delivered by us in the fiscal year immediately preceding the Issuer’s most recently completed fiscal year, and (2) the named executive officer continues to be in service for our Company at such date.

In 2017, the compensation committee adopted equity award guidelines for our named executive officers regarding the timing and mix of equity awards (although, as guidelines, these practices remain subject to variance at the compensation committee’s discretion). Under these guidelines, our named executive officers receive annual equity awards in our first quarter, typically in connection with annual performance reviews. These annual equity awards include a mix of different types of awards, which may include stock options, RSUs, PVUs, the newly adopted VVOs or any other type of equity award our compensation committee may approve. The annual equity award levels, the types of awards and the proportion of award types are determined by the compensation committee on an annual basis in its discretion based on a number of factors, including, for instance, the status of our named executive officers’ then-outstanding equity awards; market factors and trends; and the goals sought to be achieved with each award. The following examples demonstrate the type of factors the compensation committee may consider in making these determinations:

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As an example, the compensation committee may choose to grant PVUs if a strong stock-price performance incentive is desired because, in its view, PVUs have a robust performance orientation based on the market price of our common stock due to the forfeit of these awards in full if the Stock Price Hurdle is not achieved within the period specified by the award.

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Similarly, the compensation committee may choose to grant VVOs if a performance incentive is desired, but the preferred metric is operations (volume)-based rather than market-based due to, among a variety of other potential reasons, general unpredictability and instability in the markets or a belief that a volume incentive could provide greater long-term value to the Company under the Strategic Plan and our other business initiatives.

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As another example, the compensation committee may determine to grant stock option or RSU awards with time-based rather than performance-based vesting in order to provide greater certainty of vesting and value while still incentivizing long-term performance over time, particularly in periods of increased volatility in our stock price due to general market and industry conditions and a resulting decreased likelihood of vesting and/or overall value of other outstanding equity awards.

In determining award types and amounts, the compensation committee may consider a number of factors, including, among others:

•	The greater value of RSUs to executives due to their full-value nature;

•	The ability to use fewer shares to achieve similar value with RSUs as compared to stock options;

•	The need for stock price appreciation in order to provide any value with stock option awards; and

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The treatment of these forms of equity awards under the terms of the 2016 Plan, including the counting of shares subject to RSU awards at 150% and thereby more rapidly depleting the share reserve under this plan.

The implementation of these equity award guidelines is intended to provide our executives more stable and predictable incentives by granting them awards on an annual basis, while maintaining an appropriate level of discretion by our compensation committee to vary the mix and levels of awards as our business and industry fluctuate and evolve over time. In addition, by splitting annual equity award grants among a mix of different types of awards, these guidelines are also intended to help reduce the effects of equity awards that may have vesting criteria, exercise prices or other conditions that become unattainable or reduce their value over time, in some cases due to factors that may be outside our control, which can cause the awards to deliver inadequate retention value or fail to achieve their long-term incentive purposes, and which can also lead to a large “overhang” of shares subject to outstanding equity awards that are unlikely to vest, settle or be exercised.

2018 Annual Equity Awards

In March 2018, the compensation committee awarded RSUs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted as annual equity awards under our equity award guidelines for our named executive officers.

These RSUs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the typical three-year vesting schedule described above. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $1.37 per share, and vest according to the typical three-year vesting schedule described above.

Named Executive Officer	Number of RSUs	Number of Stock Options
Andrew J. Littlefair	213,750	213,750
Robert M. Vreeland	118,750	95,000
Mitchell W. Pratt	118,750	95,000
Barclay F. Corbus	118,750	95,000

2019 Annual Equity Awards

In February 2019, the compensation committee awarded VVOs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted as annual equity awards under our equity award guidelines for our named executive officers. For 2019, the mix of VVOs and stock options was determined based on the factors described above, with a target proportion of 30% of the total shares subject to each executive’s equity awards being in the form of VVOs and 70% of the total shares subject to each executive’s equity awards being in the form of stock options.

These VVOs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.19 per share, and only vest on each of the first, second and third anniversaries of the date of grant if the applicable Volume Hurdle performance condition is achieved as of each such vesting date. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.19 per share, and vest according to the typical three-year vesting schedule described above.

Named Executive Officer	Number of VVOs	Number of Stock Options
Andrew J. Littlefair	72,225	168,525
Robert M. Vreeland	37,800	88,200
Mitchell W. Pratt	37,800	88,200
Barclay F. Corbus	37,800	88,200

Change in Control and Post-Termination Severance Compensation

Our employment agreements with our named executive officers, described under “Employment Agreements” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by the Company for cause or a voluntary termination by the named executive officer without good reason and not following a change in control. The compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.”

Equity awards granted to our named executive officers before November 2014 accelerate and vest in full upon a change in control. All equity awards granted to our named executive officers after November 2014, however, including the RSUs, stock options and VVOs awarded to our named executive officers in 2018 and 2019 to date, are subject to double-trigger vesting upon a change in control. The compensation committee determined to modify the standard vesting provisions of our named executive officers’ equity awards from “single-trigger” to “double-trigger” vesting in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices but still provides appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our Company and our stockholders. Further, we have not agreed to make any excise tax “gross-up” payments to our executives in connection with a change in control.

Other Benefits

We appreciate the tremendous value and contributions of our employees, and we believe providing a competitive employee benefits program is one of our most important investments. As a result, we offer an employee benefits program with a wide range of plans designed to promote the health and personal welfare of all employees, including our named executive officers. Participation in these plans is generally available to all of our employees on the same basis.

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Retirement Benefits: 401(k) Plan. We sponsor the Clean Energy 401(k) Plan, which is intended to be a qualified retirement plan under Section 401(k) of the Code and is designed to enable our employees to save for retirement. To help increase the retirement savings of our employees, we contribute (or “match”), on a discretionary basis, up to 50% of our employees’ annual contributions to the 401(k) plan. We believe this contribution, which is not subject to any vesting conditions, exceeds the market practices in our industry.

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Health and Welfare Benefit Plans. We recognize that good employee health is good business. We provide health and welfare benefit plans that are intended to ensure that our employees and their families have robust, competitive and cost-effective choices. We provide a variety of coverage options that allow employees to choose health and welfare benefits that best meet their needs, and we substantially contribute to the cost of premiums. These plans include HMO and PPO medical, dental, vision, life, AD&D, long term care, disability and pet insurance.

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Employee Assistance Program (“EAP”). Our EAP connects employees and their immediate family members to resources that provide counseling and support. Employees have access to professionals 24 hours a day, seven days a week, and these professionals can assist with a variety of personal issues.

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ESPP. The purpose of the ESPP is to provide employees with the opportunity to acquire a stock ownership interest in our Company through the purchase of common stock at a discount from the current market price. For more information see “Equity Compensation Plans—Employee Stock Purchase Plan.”

Employment Agreements

We entered into employment agreements with each of our named executive officers on December 31, 2015. These employment agreements have the following key terms:

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Each employment agreement has an initial term of three years ending on December 31, 2018, and automatic renewal thereafter for additional one-year periods (unless either party provides notice of non-renewal).

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Each named executive officer is entitled to receive an annual base salary of no less than his base salary in 2015, which was the same as each named executive officer’s base salary for 2018 and 2019, except that (1) Mr. Littlefair’s 2018 base salary was lower as a result of his voluntary election to reduce his salary by 10% in February 2015, and (2) Mr. Vreeland’s 2018 and 2019 base salary was higher as a result of salary increases from 2016 to 2017 and from 2018 to 2019 as described above.

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Each named executive officer is eligible to receive an annual cash bonus of up to a specified percentage of his then-current annual base salary under the terms of our performance-based cash bonus plan in effect for the applicable year.

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Each named executive officer would be entitled to receive certain severance compensation and benefits under certain circumstances upon a termination of the named executive officer’s employment with us. The details of this severance are described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.” In general, and in comparison to the severance compensation and benefits under our former employment agreements with our named executive officers, the current employment agreements provide for larger severance payments, but condition these payments on a so-called “double-trigger” upon a change in control, rather than a “single-trigger” upon a change in control as was provided in the former employment agreements. The employment agreements also do not include any “gross-up” provision for any excise taxes that may be triggered in connection with a change in control under Sections 280G and 4999 of the Code, and instead include a “best-net” cutback provision under which benefits are reduced to avoid triggering any such excise taxes unless the after-tax benefit is greater to the named executive officer without the cutback. The compensation committee determined that these terms are appropriate because they better align our severance and change of control payment practices with current market expectations and the interests of our named executive officers with those of our stockholders, while still providing a level of benefits the compensation committee believes is fair and reasonable and maintaining the retention value of these benefits.

Other Compensation Policies

Executive Stock Ownership Guidelines

We believe it is important to encourage our named executive officers to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our named executive officers. These guidelines provide that our Chief Executive Officer is required to own shares of our common stock valued at three times his annual base salary or more, and each of our Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer, Senior Vice President, Strategic Development, and Senior Vice President, Sales and Finance, in each case if any person is appointed in such position, is required to own shares of our common stock valued at one times his annual base salary or more. Such level of ownership must be attained by the later of December 14, 2019 and five years after the date of an executive officer’s initial appointment as such. Stock options are not counted toward satisfaction of these stock ownership requirements. Executives who attain the applicable stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Each of our named executive officers had satisfied these stock ownership guidelines as of the record date for the Annual Meeting.

Hedging and Pledging of Company Securities

Our policies do not permit any of our executive officers or directors to “hedge” ownership of our securities by engaging in short sales or trading in put options, call options or other derivatives involving our securities. Further, our policies do not permit an executive officer or director to hold our securities in a margin account or pledge our securities as collateral for a loan unless the executive officer or director demonstrates to our satisfaction financial capacity to substitute other assets for Company securities in the event of a failure to meet a margin call or a default on the loan.

As of the date of this Proxy Statement, none of our current directors or executive officers has pledged any of the shares of our common stock he owns.

Clawback Policy

In January 2015, the compensation committee adopted a formal clawback policy regarding recoupment, or a “clawback,” of cash compensation in certain circumstances. The purpose of this clawback policy is to help ensure that executives act in the best interests of the Company and our stockholders. The clawback policy requires certain of our officers, including our named executive officers, to repay or return any cash bonus or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the incentive cash compensation awarded to or received by the officer during the 12-month period following the filing of the erroneous financial statement at issue. Pursuant to the clawback policy, in the event of any restatement of our financial statements, the compensation committee would consider a number of factors and exercise its business judgment in determining appropriate amounts, if any, to recoup. Further, the compensation committee retains the discretion to adjust or recover awards or payments if the relevant performance measures on which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the award or payment. The clawback policy applies to cash compensation awarded to our officers from and after the date of its adoption.

Tax and Accounting Effects

In designing our compensation programs, the compensation committee considers the financial impact and tax and accounting effects that each element of compensation will or may have on the Company and our executives. One such area the compensation committee considers is the tax deductibility of each component of executive compensation. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) generally prohibited us from taking a tax deduction in any tax year for compensation paid to certain executive officers that exceeded $1,000,000, unless the compensation was payable only upon the achievement of pre-established, objective performance goals under a plan approved by our stockholders. As a result, we believe the stock option, RSU and PVU awards we granted to our named executive officers under the 2016 Plan, the 2006 Plan and our other historical equity incentive plans before the impact of the TCJA have qualified as performance-based compensation under Section 162(m), although there is no guarantee that such equity awards, or any other performance-based compensation paid to our named executive officers, qualify as such. Under the TCJA, the exception for performance-based compensation under Section 162(m) has been repealed, so that the $1,000,000 limit on tax deductions in a tax year generally applies to anyone serving as our chief executive officer or our chief financial officer at any time during a taxable year as well as our top three other highest-compensated executive officers serving at fiscal year-end. These changes generally apply beginning in 2018, but generally do not apply to compensation provided pursuant to a binding written contract in effect on November 2, 2017 that is not modified in any material respect after that date. The compensation committee will continue to monitor developments under the TCJA, and will continue to consider steps that might be in our best interests to comply with Section 162(m), including after the impact from the TCJA. It is the compensation committee’s present intention to seek to structure executive compensation so that it will be deductible to the maximum extent permitted by applicable law, which means administering performance-based equity awards that were granted in 2017 or earlier in accordance with Section 162(m), as amended by the TCJA, in order to preserve their tax deductibility to the greatest extent possible; however, the compensation committee reserves the discretion to make any executive compensation decisions that it considers to be in the best interests of our Company and our stockholders, including to award compensation that may not be deductible or to amend existing compensation arrangements in a manner that could limit their deductibility.

COMPENSATION COMMITTEE REPORT

We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Warren I. Mitchell, Chairman John S. Herrington James E. O’Connor Kenneth M. Socha

This compensation committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This compensation committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to each of our named executive officers for 2016, 2017 and 2018:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew J. Littlefair	2018	700,812	292,838	188,100	713,271	66,361	1,961,382
President and Chief Executive Officer	2017	700,812	637,404	434,200	512,491	22,626	2,307,533
	2016	700,812	145,200	55,440	900,960	12,000	1,814,412

Robert M. Vreeland	2018	378,000	162,688	83,600	234,738	12,250	871,276
Chief Financial Officer	2017	378,000	266,456	182,182	171,525	12,000	1,010,163
	2016	350,000	108,900	27,720	280,000	12,000	778,620

Mitchell W. Pratt	2018	481,268	162,688	83,600	298,867	12,250	1,038,673
Chief Operating Officer and Corporate Secretary	2017	481,268	222,047	151,818	218,384	12,000	1,085,517
	2016	481,268	108,900	40,656	385,014	12,000	1,027,838

Barclay F. Corbus	2018	443,415	162,688	83,600	275,361	12,250	977,314
Senior Vice President, Strategic Development	2017	443,415	156,740	126,813	201,208	12,000	940,176
	2016	443,415	87,120	46,200	354,732	12,000	943,467

(1)

The amounts shown in this column represent the grant date fair value of awards granted in each of the periods calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Share Based Payment” (“FASB ASC 718”). For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 14 to the consolidated financial statements included in the Annual Report.

(2)

The amounts shown in this column represent the cash bonuses paid under our performance-based cash bonus plan, as described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2018 Performance-Based Cash Bonus Plan” above.

(3)

The amounts shown in this column represent, (a) for all named executive officers, the Company’s matching contributions under its savings plan qualified under Section 401(k) of the Code, and (b) for Mr. Littlefair in 2018, $43,485 and $10,626 paid by the Company for life insurance premium and vehicle lease payments, respectively.

Total Compensation Actually Paid

Total compensation actually paid to our named executive officers in 2018, 2017 and 2016 is shown in the table below. This table supplements, but is not a substitute for, the Summary Compensation Table that appears immediately above.

The primary difference between this supplemental table and the Summary Compensation Table is the method used to value stock and option awards granted as compensation. SEC rules require that the grant date fair value of all such stock and option awards be reported in the Summary Compensation Table in the year in which such awards are granted. As a result, a portion of the total compensation reported in the Summary Compensation Table relates to stock and option awards that may not have vested and for which the value is therefore uncertain (and which may end up being forfeited and have no value at all). For example, the named executive officers were granted PVUs in 2012 and 2014 that were all forfeited in January 2016 and January 2018, respectively, because the applicable Stock Price Hurdles were not satisfied. See the discussion under “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives” for more information about PVUs.

In contrast, this supplemental table only includes, for each year:

•

The aggregate fair value of stock awards granted as compensation that vested during such year, calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the applicable vesting date; and

•

The aggregate intrinsic value of option awards granted as compensation that vested during such year, calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing price of our common stock on the applicable vesting date. This amount was zero for all named executive officers for all years presented in the below table because, although some option awards vested during these years, no such vested option awards had an exercise price that exceeded the closing price of our common stock on the applicable vesting date. As a result, no column for vested option awards is included in the table below.

In reading this supplemental table, it should also be noted that the named executive officers may never realize the value reported in the table for vested stock awards, since the ultimate value of the stock awards will depend on the value of the issued shares when and if they are sold.

Name	Year	Salary(1) ($)	Other Cash Compensation(2) ($)	Stock Awards Vested(3) ($)	All Other Compensation(4) ($)	Total Compensation Actually Paid ($)
Andrew J. Littlefair	2018	700,812	713,271	248,881	66,361	1,729,325
	2017	700,812	512,491	112,070	22,626	1,347,999
	2016	700,812	900,960	159,653	12,000	1,773,425

Robert M. Vreeland	2018	378,000	234,738	114,041	12,250	739,029
	2017	378,000	171,525	52,620	12,000	614,145
	2016	350,000	280,000	38,658	12,000	680,658

Mitchell W. Pratt	2018	481,268	298,867	125,346	12,250	917,731
	2017	481,268	218,384	94,530	12,000	806,182
	2016	481,268	385,014	80,818	12,000	959,100

Barclay F. Corbus	2018	443,415	275,361	94,802	12,250	825,828
	2017	443,415	201,208	75,624	12,000	732,247
	2016	443,415	354,732	64,654	12,000	874,801

(1)	The amounts shown in this column equal the amounts reported in the “Salary” column of the Summary Compensation Table.
(2)	The amounts shown in this column equal the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	The amounts shown in this column represent the aggregate fair value of all stock awards granted as compensation that vested during the applicable year.
(4)	The amounts shown in this column equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table.

Grants of Plan-Based Awards

The following table summarizes all plan-based awards granted to each of the named executive officers in 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Andrew J. Littlefair	—	545,076	778,680	1,168,020	—	—	—	—
	03/02/2018	—	—	—	213,750	—	—	292,838
	03/02/2018	—	—	—	—	213,750	1.37	188,100
Robert M. Vreeland	—	189,000	264,600	378,000	—	—	—	—
	03/02/2018	—	—	—	118,750	—	—	162,688
	03/02/2018				—	95,000	1.37	83,600
Mitchell W. Pratt	—	240,634	336,888	481,268	—	—	—	—
	03/02/2018	—	—	—	118,750	—	—	162,688
	03/02/2018	—	—	—	—	95,000	1.37	83,600
Barclay F. Corbus	—	221,708	310,391	443,415	—	—	—	—
	03/02/2018	—	—	—	118,750	—	—	162,688
	03/02/2018	—	—	—	—	95,000	1.37	83,600

(1)

The amounts shown in these columns represent the possible payouts under the 2018 performance-based cash bonus plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2018 performance-based cash bonus plan are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2018 performance-based cash bonus plan is described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2018 Performance-Based Cash Bonus Plan” above.

(2)

The amounts shown in this column represent shares subject to RSU awards granted on March 2, 2018 pursuant to our 2016 Plan. Each RSU award vests as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date.

(3)

The amounts shown in this column represent shares subject to option awards granted on March 2, 2018 pursuant to our 2016 Plan. Each option award vests as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer on each vesting date.

(4)

The amounts shown in this column represent the grant date fair value of awards granted in 2018 calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 14 to the consolidated financial statements included in the Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding equity awards held by our named executive officers at December 31, 2018:

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew J. Littlefair	117,828	(2)	—		6.33	1/1/2019	—		—
	50,000	(3)	—		14.06	10/8/2019	—		—
	100,000	(4)	—		13.49	12/1/2020	—		—
	100,000	(5)	—		14.22	1/3/2021	—		—
	150,000	(6)	—		13.09	12/12/2022	—		—
	75,000	(8)	—		6.01	2/27/2025	—		—
	96,000	(10)	—		5.02	11/16/2025	—		—
	16,080	(11)	7,920	(11)	3.63	1/5/2026	—		—
	—		—		—	—	13,200	(12)	22,704	(17)
	88,400	(13)	171,600	(13)	2.83	1/12/2027
	—		—		—	—	148,652	(14)	255,681	(17)
	—		213,750	(15)	1.37	3/2/2028	—		—
	—		—		—	—	213,750	(16)	367,650	(17)

Robert M. Vreeland	75,000	(7)	—		6.51	11/4/2024	—		—
	25,000	(9)	—		8.66	5/12/2025	—		—
	48,000	(10)	—		5.02	11/16/2025	—		—
	8,040	(11)	3,960	(11)	3.63	1/5/2026	—		—
	—		—		—	—	9,900	(12)	17,028	(17)
	37,091	(13)	72,000	(13)	2.83	1/12/2027
	—		—		—	—	62,142	(14)	106,884	(17)
	—		95,000	(15)	1.37	3/2/2028	—		—
	—		—		—	—	118,750	(16)	204,250	(17)

Mitchell W. Pratt	52,935	(2)	—		6.33	1/1/2019	—		—
	40,000	(3)	—		14.06	10/8/2019	—		—
	50,000	(4)	—		13.49	12/1/2020	—		—
	50,000	(5)	—		14.22	1/3/2021	—		—
	75,000	(6)	—		13.09	12/12/2022	—		—
	60,000	(8)	—		6.01	2/27/2025	—		—
	70,400	(10)	—		5.02	11/16/2025	—		—
	11,792	(11)	5,808	(11)	3.63	1/5/2026	—		—
	—		—		—	—	9,900	(12)	17,028	(17)
	30,910	(13)	59,999	(13)	2.83	1/12/2027
	—		—		—	—	51,784	(14)	89,068	(17)
	—		95,000	(15)	1.37	3/2/2028	—		—
	—		—		—	—	118,750	(16)	204,250	(17)

Barclay F. Corbus	54,645	(2)	—		6.33	1/1/2019	—		—
	40,000	(3)	—		14.06	10/8/2019	—		—
	50,000	(4)	—		13.49	12/1/2020	—		—
	50,000	(5)	—		14.22	1/3/2021	—		—
	75,000	(6)	—		13.09	12/12/2022	—		—
	50,000	(8)	—		6.01	2/27/2025
	80,000	(10)	—		5.02	11/16/2025	—		—
	13,400	(11)	6,600	(11)	3.63	1/5/2026	—		—
	—		—		—	—	7,920	(12)	13,622	(17)
	25,819	(13)	50,117	(13)	2.83	1/12/2027
	—		—		—	—	36,554	(14)	62,873	(17)
	—		95,000	(15)	1.37	3/2/2028	—		—
	—		—		—	—	118,750	(16)	204,250	(17)

(1)

Except as otherwise noted, all option and RSU awards granted before May 2016 were granted under our 2006 Plan and after May 2016 were granted under our 2016 Plan, and all such awards vest as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date. The treatment of these option and RSU awards upon a termination or change of control is described under “Potential Payments Upon Termination or Change in Control” below.
(2)	Represents an option award granted on January 2, 2009.
(3)	Represents an option award granted on October 9, 2009.
(4)	Represents an option award granted on December 1, 2010.
(5)	Represents an option award granted on January 3, 2011.
(6)	Represents an option award granted on December 12, 2012.
(7)	Represents an option award granted on November 4, 2014.
(8)	Represents an option award granted on February 27, 2015.
(9)	Represents an option award granted on May 12, 2015.
(10)	Represents an option award granted on November 16, 2015.
(11)	Represents an option award granted on January 5, 2016.
(12)	Represents a RSU award granted on January 5, 2016.
(13)	Represents an option award granted on January 13, 2017.
(14)	Represents a RSU award granted on January 13, 2017.
(15)	Represents an option award granted on March 2, 2018.
(16)	Represents a RSU award granted on March 2, 2018.
(17)	Amount determined by multiplying the unvested stock awards by $1.72, the closing price of our common stock on December 31, 2018.

Option Exercises and Stock Vested

The following table summarizes exercises of option awards (of which there were none) and vesting of stock awards for each of our named executive officers in 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Andrew J. Littlefair	119,479	(1)	248,881	(2)
Robert M. Vreeland	51,813	(3)	114,041	(4)
Mitchell W. Pratt	62,978	(5)	125,346	(6)
Barclay F. Corbus	47,871	(7)	94,802	(8)

(1)	Of the shares acquired upon vesting, as of December 31, 2018, no shares had been sold.
(2)

Amount determined by adding (a) 13,200 shares vested on January 5, 2018 multiplied by $2.10, the closing price of our common stock on that date; (b) 76,579 shares vested on January 13, 2018 multiplied by $2.18, the most recent closing price of our common stock as of that date; (c) 16,500 shares vested on February 27, 2018 multiplied by $1.39, the closing price of our common stock on that date; and (d) 13,200 shares vested on November 16, 2018 multiplied by $2.37, the closing price of our common stock on that date.

(3)	Of the shares acquired upon vesting, as of December 31, 2018, no shares had been sold.
(4)

Amount determined by adding (a) 9,900 shares vested on January 5, 2018 multiplied by $2.10, the closing price of our common stock on that date; (b) 32,013 shares vested on January 13, 2018 multiplied by $2.18, the most recent closing price of our common stock as of that date; and (c) and 9,900 shares vested on November 16, 2018 multiplied by $2.37, the closing price of our common stock on that date.

(5)	Of the shares acquired upon vesting, as of December 31, 2018, no shares had been sold.
(6)

Amount determined by adding (a) 9,900 shares vested on January 5, 2018 multiplied by $2.10, the closing price of our common stock on that date; (b) 26,678 shares vested on January 13, 2018 multiplied by $2.18, the most recent closing price of our common stock as of that date; (c) 16,500 shares vested on February 27, 2018 multiplied by $1.39, the closing price of our common stock on that date; and (d) 9,900 shares vested on November 16, 2018 multiplied by $2.37, the closing price of our common stock on that date.

(7)	Of the shares acquired upon vesting, as of December 31, 2018, no shares had been sold.
(8)

Amount determined by adding (a) 7,920 shares vested on January 5, 2018 multiplied by $2.10, the closing price of our common stock on that date; (b) 18,831 shares vested on January 13, 2018 multiplied by $2.18, the most recent closing price of our common stock as of that date; (c) 13,200 shares vested on February 27, 2018 multiplied by $1.39, the closing price of our common stock on that date; and (d) 7,920 shares vested on November 16, 2018 multiplied by $2.37, the closing price of our common stock on that date.

Employment Agreements

On December 31, 2015, we entered into an employment agreement with each of our named executive officers. See the description under “Compensation Discussion and Analysis—Employment Agreements” and below under “—Potential Payments Upon Termination or Change in Control” for more information.

Pension Benefits, Non-Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any plans that provide for payments or other benefits to our named executive officers at, following or in connection with their retirement. We also do not have any non-qualified defined contribution plans or other deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon a voluntary termination, voluntary termination for good reason, involuntary without cause termination, failure by us to renew the named executive officer’s employment agreement upon its expiration, for-cause termination, change in control of our Company, termination in connection with a change in control and termination due to disability or death is shown in tabular format. Except as otherwise noted, the amounts shown in these tables assume that each such termination or change in control was effective as of December 31, 2018, and thus are estimates of the amounts that would be paid to our named executive officers upon an actual termination or change in control because such amounts could only be determined at the time of such an actual termination or change in control. The amounts shown in these tables are based on the terms of each named executive officer’s employment agreement with us and the terms of agreements relating to each named executive officer’s outstanding equity awards.

Severance Compensation under Employment Agreements

Pursuant to the terms of the employment agreement for each named executive officer:

•

If we terminate a named executive officer without “cause” (as such term is defined in the employment agreement), if a named executive officer resigns for “good reason” (as such term is defined in the employment agreement) or if we do not renew the employment agreement before expiration of the term or any renewal term, then the named executive officer would be entitled to (1) a lump-sum payment of an amount equal to the sum of (A) his annual base salary earned through the date of termination and any annual cash bonus earned for the prior year to the extent not previously paid, (B) any compensation previously deferred by the named executive officer (together with any accrued interest or earnings thereon), (C) 150% of one year’s then-current annual base salary, (D) 150% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and (E) any vacation pay accrued and not paid as of the date of termination; (2) after the end of the calendar year in which the termination occurs, a lump-sum payment of an amount equal to the annual cash bonus that would be payable to the named executive officer under our performance-based cash bonus plan in respect of such year (based on the criteria applicable for that year) without any pro-rating; and (3) continuing participation, at our expense, for a period of one year from the date of termination in the benefit programs in which the named executive officer was enrolled at the time of termination.

•

If we terminate any named executive officer’s employment without cause or do not renew his employment agreement within six months before or one year after the date of a “change in control” (as such term is defined in the employment agreement), or if a named executive officer resigns for good reason within six months before or one year after the date of the change in control, then the named executive officer would be entitled to the severance compensation described above, except that the lump-sum payment described in (1) above for all named executive officers except Mr. Littlefair would consist of 225% of his then-current annual base salary, 225% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and the amounts described in (A), (B) and (E); and the lump-sum payment described in (1) above for Mr. Littlefair would consist of 300% of his then-current annual base salary, 300% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and the amounts described in (A), (B) and (E).

•

If any named executive officer ceases to be an employee due to death or disability, then the named executive officer would be entitled to the amounts described in (1)(A), (B) and (E) and (2) above, except that the amount described in (2) above would be pro-rated based on the number of weeks during the last fiscal year during which the named executive officer was an employee.

•

If, at any time that our common stock is not listed or quoted on a national securities exchange or an over-the-counter quotation system, (i) the employment of either of Messrs. Littlefair or Pratt is terminated for cause, we would be entitled, at our option, to repurchase all or a portion of our stock owned by him, or (ii) the employment of either of these named executive officers is terminated due to death or disability, we would be required to repurchase all of our stock owned by him.

In consideration of the receipt of any of the severance compensation described above and as a precondition to their receipt, each named executive officer would be required to execute and deliver, and not revoke, a release in favor of us in the form attached to his employment agreement. For purposes of the tables below, we have assumed that the amounts described in (1)(A) and (B) above have already been paid to the applicable named executive officer or are $0.

For purposes of each such named executive officer’s employment agreement:

•

“Cause” means (1) the named executive officer committing a material act of dishonesty against us, (2) the named executive officer being convicted of a felony involving moral turpitude or (3) the named executive officer committing a material breach of his confidentiality, trade secret, non-solicitation or invention assignment obligations under his employment agreement.

•

“Good reason” means the named executive officer resigns from his employment after we (1) have materially diminished the named executive officer’s duties, authority, responsibility, annual base salary or annual incentive compensation opportunity, (2) materially breach the employment agreement; (3) change the person to whom the named executive officer reports, or (4) change the location of the named executive officer’s principal place of employment

•

“Change in control” means (1) any “person” (as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Exchange Act and the associated rules of the SEC promulgated thereunder), other than an existing stockholder of the Company as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of our then-outstanding securities, or (2) a merger or consolidation of the Company in which its voting securities immediately before the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (3) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (4) individuals who, as of the date of the employment agreement, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s board of directors; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of the employment agreement whose election, or nomination for election by the stockholders of the Company, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Vesting of PVUs

The terms of the PVUs granted to our named executive officers are subject to the following provisions regarding changes in the employment status of a named executive officer: (i) the PVU award will be forfeited in full if the named executive officer’s employment with the Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before the fourth anniversary of the PVU’s grant date (“Termination Date”); (ii) if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement) and the Stock Price Hurdle is subsequently satisfied before the Termination Date, the Time-Vested Percentage (as defined in the PVU award agreement) of the PVUs will vest on the date the Stock Price Hurdle is satisfied; (iii) if the named executive officer ceases to be an employee due to death or disability, the Time-Vested Percentage of the PVUs will immediately vest; and (iv) if the Company experiences a “change in control,” as defined in the 2006 Plan or the 2016 Plan, as applicable, before the Termination Date, 100% of the PVUs will vest if the per share consideration received by holders of common stock in connection with such change in control equals or exceeds the Stock Price Hurdle. For purposes of the PVU award agreements, “Time-Vested Percentage” means (1) the quotient of (A) the number of full months that have elapsed from the PVU’s grant date up to the date of the holder’s termination of service, divided by (B) forty-eight, multiplied by (2) one hundred, provided that the Time-Vested Percentage shall never exceed one hundred.

For purposes of the tables below, no amounts are shown for the vesting of PVUs because none of our named executive officers held any outstanding PVUs as of December 31, 2018.

Vesting of Options, VVOs and RSUs

The terms of the option and VVO awards granted to our named executive officers provide that all unvested options and VVOs will be forfeited if the named executive officer’s employment with the Company is terminated for any reason, and that all vested options and VVOs will generally continue to be exercisable for three months after the date of any such termination. The terms of the RSU awards granted to our named executive officers provide that all unvested RSUs will be forfeited if the named executive officer’s employment with the Company is terminated by the Company for cause (as defined in his employment agreement) or voluntarily by the named executive officer before their applicable vesting date, and that all unvested RSUs will vest in full if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement) or if the named executive officer ceases to be an employee due to death or disability before their applicable vesting date.

If the Company experiences a “change in control,” as defined in the 2006 Plan or the 2016 Plan, as applicable, then (1) the option and RSU awards granted before November 2014 to each named executive officer and that are outstanding on the date that immediately precedes the change in control will immediately vest in full and, if applicable, become fully exercisable on that date, and (2) each such named executive officer’s option, VVO and RSU awards granted after November 2014 that are outstanding on the date that immediately precedes the change in control will (A) if such awards are not assumed or replaced by the successor company in the change in control, immediately vest in full and, if applicable, become fully exercisable on the date of the change in control, or (B) if such awards are assumed or replaced by the successor company in the change in control but the named executive officer’s employment is terminated by the successor company without cause or by the named executive officer for good reason within 12 months following the change in control (based on the definitions of “cause” and “good reason” in his employment agreement with us), immediately vest in full and, if applicable, become fully exercisable on the date of such termination.

For purposes of the tables below, (1) no amounts are shown for the vesting of outstanding option awards because all unvested options as of December 31, 2018 had exercise prices that exceeded $1.72 per share, which was the closing price of our common stock on December 31, 2018, and (2) no amounts are shown for the vesting of VVOs because none of our named executive officers held any outstanding VVOs as of December 31, 2018.

Potential Payments to Each Named Executive Officer

Andrew J. Littlefair

The following table shows the potential cash payments or other benefits to be provided to our President and Chief Executive Officer, Andrew J. Littlefair, if a termination and/or a change in control had occurred as of December 31, 2018:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$2,650,027	$2,650,027	$2,650,027	—	—	$4,586,784	$4,586,784	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$23,423	$23,423	$23,423	—	—	$23,423	$23,423	—	—
Vacation Pay	$80,863	$80,863	$80,863	$80,863	$80,863	—	$80,863	$80,863	$80,863	$80,863
RSU Vesting(1)	—	—	$646,035	$646,035	—	—	$646,035	$646,035	$646,035	$646,035

Total:	$80,863	$2,754,313	$3,400,348	$3,400,348	$80,863	—	$5,337,105	$5,337,105	$726,898	$726,898

(1)

At December 31, 2018, Mr. Littlefair held 375,602 RSUs that had not vested, all of which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $1.72, the closing price of our common stock on December 31, 2018.

Robert M. Vreeland

The following table shows the potential cash payments or other benefits to be provided to our Chief Financial Officer, Robert M. Vreeland, if a termination and/or a change in control had occurred as of December 31, 2018:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,059,026	$1,059,026	$1,059,026	—	—	$1,471,169	$1,471,169	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$10,479	$10,479	$10,479	—	—	$10,479	$10,479	—	—
Vacation Pay	$43,615	$43,615	$43,615	$43,615	$43,615	—	$43,615	$43,615	$43,615	$43,615
RSU Vesting(1)	—	—	$328,161	$328,161	—	—	$328,161	$328,161	$328,161	$328,161

Total:	$43,615	$1,113,120	$1,441,281	$1,441,281	$43,615	—	$1,853,424	$1,853,424	$371,776	$371,776

(1)

At December 31, 2018, Mr. Vreeland held 190,791 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $1.72, the closing price of our common stock on December 31, 2018.

Mitchell W. Pratt

The following table shows the potential cash payments or other benefits to be provided to our Chief Operating Officer and Corporate Secretary, Mitchell W. Pratt, if a termination and/or a change in control had occurred as of December 31, 2018:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,348,346	$1,348,346	$1,348,346	—	—	$1,873,085	$1,873,085	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$18,292	$18,292	$18,292	—	—	$18,292	$18,292	—	—
Vacation Pay	$46,240	$46,240	$46,240	$46,240	$46,240	—	$46,240	$46,240	$46,240	$46,240
RSU Vesting(1)	—	—	$310,346	$310,346	—	—	$310,346	$310,346	$310,346	$310,346

Total:	$46,240	$1,412,878	$1,723,224	$1,723,224	$46,240	—	$2,247,963	$2,247,963	$356,586	$356,586

(1)

At December 31, 2018, Mr. Pratt held 180,434 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $1.72, the closing price of our common stock on December 31, 2018.

Barclay F. Corbus

The following table shows the potential cash payments or other benefits to be provided to our Senior Vice President, Strategic Development, Barclay F. Corbus, if a termination and/or a change in control had occurred as of December 31, 2018:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,242,295	$1,242,295	$1,242,295	—	—	$1,725,763	$1,725,763	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$23,423	$23,423	$23,423	—	—	$23,423	$23,423	—	—
Vacation Pay	$51,163	$51,163	$51,163	$51,163	$51,163	—	$51,163	$51,163	$51,163	$51,163
RSU Vesting(1)	—	—	$280,745	$280,745	—	—	$280,745	$280,745	$280,745	$280,745

Total:	$51,163	$1,316,881	$1,597,626	$1,597,626	$51,163	—	$2,081,094	$2,081,094	$331,908	$331,908

(1)

At December 31, 2018, Mr. Corbus held 163,224 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $1.72, the closing price of our common stock on December 31, 2018.

Pay Ratio

We are required by applicable SEC rules to disclose the annual total compensation of our Chief Executive Officer, the median annual total compensation of all of our other employees, and the ratio of these two amounts.

In determining the median annual total compensation of our employees other than our Chief Executive Officer for 2017, we started by preparing a list of all such employees as of December 31, 2017 and each such employee’s taxable earnings for 2017 as reflected in our payroll records, which generally consists of salary; regular, hourly, and overtime wages; commissions; bonuses and other miscellaneous earnings. This list included all of the employees of our Company and our consolidated subsidiaries on such date (except solely for our Chief Executive Officer), whether employed on a full-time, part-time, seasonal or temporary basis and wherever located, resulting in 411 employees who were all located in the United States. For any such employees who were permanently employed (in other words, who are not employed on a seasonal or temporary basis) and who joined the Company after January 1, 2017, this list reflected 2017 taxable earnings on an annualized basis. We then ordered the employees in this list based on the amounts of their 2017 taxable earnings, selected the single employee at the midpoint of the re-ordered list, and calculated the amount of this single midpoint employee’s annual total compensation using the methodology required by SEC rules for calculating the annual total compensation of our named executive officers as reported in the Summary Compensation Table above. In order to determine whether the single midpoint employee’s compensation had any anomalous characteristics, we then calculated the amount of the annual total compensation, also using the methodology required by SEC rules for calculating the annual total compensation of our named executive officers as reported in the Summary Compensation Table above, for the six other employees nearest to the single midpoint employee in the re-ordered list, and compared the annual total compensation of all seven of these employees. Based on this comparison, we determined that the single midpoint employee’s annual total compensation was not anomalous to other employees with similar compensation levels, and as a result, the amount of the single midpoint employee’s annual total compensation was considered the median annual total compensation of all of our employees other than our Chief Executive Officer for 2017.

For 2018, although there have been no changes to our employee population or our employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure, we did not use the same midpoint employee for purposes of establishing the median annual total compensation of all of our employees other than our Chief Executive Officer, because such midpoint employee was no longer employed by the Company as of December 31, 2018. As a result, we selected another employee from our 2017 identification process described above whose 2017 compensation was substantially similar to the compensation of our 2017 midpoint employee and whose 2018 compensation does not have any anomalous characteristics and, we believe, best reflects our employees’ median annual total compensation for 2018. This new employee’s annual total compensation was $97,186 for 2018. Utilizing this amount, as well as the annual total compensation of our Chief Executive Officer for 2018 of $1,961,382 as shown in the Summary Compensation Table above, we estimate the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all of our other employees is 20 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the many different methodologies, exclusions, estimates and assumptions companies are permitted to use in determining an estimate of their respective pay ratios, as well as the differing employment and compensation practices and industry standards that impact these ratios, our estimated pay ratio information may not be comparable to the pay ratio information reported by other companies and we discourage the use of this information as a basis for comparison between companies. Neither our compensation committee nor our management used our pay ratio information in making compensation decisions for 2017, 2018 or 2019 to date.

Risks Related to Compensation Policies and Practices

The compensation committee regularly monitors and considers whether our overall compensation programs, including our executive compensation program, create incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of any business, the compensation committee focuses on aligning the Company’s compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. Although a portion of our executive compensation plan is performance-based, which could motivate risk-taking, we do not believe our overall compensation structure encourages excessive or unnecessary risk-taking. We believe our approach to goal-setting, the mix of different types of compensation, payouts at multiple levels of performance, evaluation of performance results, and allowance for compensation committee discretion in determining award types, levels and payouts assist in mitigating these risks, as follows:

•

Our compensation structure includes a combination of compensation vehicles, including a competitive base salary and benefits generally available to all of our employees, equity awards to incentivize long-term performance and align the interests of our employees with those of our stockholders, annual cash bonuses to reward executives for achieving Company objectives, and change in control and post-termination severance compensation to encourage retention of our key executives.

•

To discourage excessive or unnecessary risk-taking, for 2018, payouts to each named executive officer under our performance-based cash bonus plan were based on four distinct performance metrics, each with material weighting. Additionally, the compensation committee retains the discretion to increase or decrease payouts under this bonus plan as it deems appropriate.

•

To help mitigate risks of overpayment due to fraudulent, intentional or grossly negligent errors, our clawback policy permits us, under certain circumstances, to recover certain cash compensation in the event of a restatement of our financial statements or excess payments of performance-based compensation in the event of a restatement or other adjustment of the performance measures on which the payments are based.

We further believe that our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing our Company to a harmful long-term business transaction in exchange for a short-term compensation benefit.

Based on the factors described above, we believe our 2018 compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.

DIRECTOR COMPENSATION

Overview

We use cash and equity compensation to attract and retain qualified candidates to serve on our Board. The amount and type of cash and equity compensation awarded to non-employee directors is determined by the compensation committee each year in its sole discretion. In setting non-employee director compensation, the compensation committee considers a variety of factors, including the significant amount of time that our directors spend in fulfilling their duties to our Company, as well as the level of experience and skill required of the members of the Board. We have also awarded compensation to individual non-employee directors or directors serving in certain positions on our Board or its committees in recognition of outstanding service or efforts on the Company’s behalf. Further, in setting director compensation, our compensation committee considers that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes charitable or political contributions to organizations with which a director is affiliated or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Directors who are our employees receive no additional compensation for their services as directors. In addition, each of Messrs. Montantême and Nguer has voluntarily waived his right to receive compensation for his services as a director of our Company.

After reviewing the factors described above and others that it considered relevant, the compensation committee approved the non-employee director compensation program described below for 2018 and 2019 compensation.

Cash

For 2018 and 2019, our non-employee directors (other than Messrs. Montantême and Nguer) received (or will receive) the following cash compensation:

•	All of our non-employee directors receive base cash compensation of $60,000 per year;

•	Audit committee members (other than the Chairman) receive an additional $2,500 in cash compensation per year in recognition of their additional responsibilities;

•	The Chairman of the audit committee receives an additional $10,000 per year in recognition of his additional responsibilities; and

•	The Chairman of the Board receives an additional $60,000 per year in recognition of his additional responsibilities.

Equity

For 2018, each non-employee director (other than Messrs. Montantême and Nguer) received a stock award and an option award for a collective number of shares equal to a grant date fair value of approximately $100,000, all of which were fully vested upon grant. In 2019, each non-employee director (other than Messrs. Montantême and Nguer) received an option award for a number of shares equal to a grant date fair value of approximately $100,000, all of which were fully vested upon grant. The compensation committee chose to award options (rather than RSUs or a combination of RSUs and options) in 2019 based on, among other things, its determination that our non-employee directors preferred option awards and the compensation committee’s desire to limit depletion of the 2016 Plan’s Share Limit (as described under “Equity Compensation Plans—2016 Plan,” each share of common stock issued in respect of RSUs awarded under the 2016 Plan is counted against the Share Limit as 1.5 shares, whereas each share of common stock issued in respect of options awarded under the 2016 Plan is counted against the Share Limit as 1.0 share).

Director Compensation Table

The following table summarizes the compensation we paid to directors who are not employees of our Company for 2018:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Stephen A. Scully(3)	122,500	41,100	35,200	—	198,800
John S. Herrington(4)	62,500	41,100	35,200	—	138,800
James C. Miller III(5)	70,000	41,100	35,200	—	146,300
Warren I. Mitchell(6)	60,000	41,100	35,200	—	136,300
Philippe Montantême	—	—	—	—	—
Momar Nguer	—	—	—	—	—
James E. O’Connor(7)	60,000	41,100	35,200	—	136,300
Kenneth M. Socha(8)	60,000	41,100	35,200	—	136,300
Vincent C. Taormina(9)	62,500	41,100	35,200	—	138,800
T. Boone Pickens(10)	45,000	41,100	35,200	15,000	136,300

(1)

Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the Company is shown in the Summary Compensation Table above.

(2)

On March 2, 2018, each of our non-employee directors was granted a stock award for 30,000 shares of common stock and an option award for 40,000 shares of common stock. The option awards have an exercise price of $1.37 per share, and all such awards were fully vested upon grant. The amounts shown in this column represent the grant date fair value of these RSU and option awards calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 14 to the consolidated financial statements included in the Annual Report.

(3)

As of December 31, 2018, Mr. Scully had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. Scully had fully vested stock awards of 119,118 shares.

(4)

As of December 31, 2018, Mr. Herrington had fully vested and outstanding options to purchase the following: 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. Herrington had fully vested stock awards of 119,118 shares.

(5)

As of December 31, 2018, Mr. Miller had fully vested and outstanding options to purchase the following: 12,961 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. Miller had fully vested stock awards of 119,118 shares.

(6)

As of December 31, 2018, Mr. Mitchell had fully vested and outstanding options to purchase the following: 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37 As of December 31, 2018, Mr. Mitchell had fully vested stock awards of 119,118 shares.

(7)

As of December 31, 2018, Mr. O’Connor had fully vested and outstanding options to purchase the following: 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. O’Connor had fully vested stock awards of 119,118 shares.

(8)

As of December 31, 2018, Mr. Socha had fully vested and outstanding options to purchase the following: 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. Socha had fully vested stock awards of 119,118 shares.

(9)

As of December 31, 2018, Mr. Taormina had fully vested and outstanding options to purchase the following: 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37. As of December 31, 2018, Mr. Taormina had fully vested stock awards of 119,118 shares.

(10)

Mr. Pickens served as a director of our Company from June 2001 until his retirement from such position on September 18, 2018, at which time he was designated to serve as Director Emeritus. The amount reported in the “All Other Compensation” column for Mr. Pickens represents cash fees paid to him in 2018 in his capacity as Director Emeritus after his retirement as a director. As of December 31, 2018, Mr. Pickens had fully vested and outstanding options to purchase the following: 86,103 shares at an exercise price of $6.33; 400,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; and 40,000 shares at an exercise price of $1.37 . As of December 31, 2018, Mr. Pickens had fully vested stock awards of 119,118 shares.

EQUITY COMPENSATION PLANS

The Company currently maintains, or has in the past maintained, the following three equity compensation plans: the 2006 Plan, the 2016 Plan and the ESPP, each of which is described below.

2006 Plan

Our 2006 Plan was initially adopted by our Board and approved by our stockholders in December 2006. Upon the approval by our stockholders of the 2016 Plan in May 2016, the share reserve that was then available for grant under the 2006 Plan was cancelled and all grants of awards since then have been made under the 2016 Plan. If any outstanding award under the 2006 Plan expires or is cancelled, the shares allocable to the unexercised or unsettled portion of that award will be added to the share reserve under the 2016 Plan and will be available for grant under the 2016 Plan. The terms of the 2016 Plan are described under “2016 Plan” below.

Share Limit

No participant in the 2006 Plan can receive option grants, stock appreciation rights or stock awards for more than 2,000,000 shares total in any calendar year, or for more than 4,000,000 shares total in connection with the participant’s initial service.

Administration

The 2006 Plan is to be administered by our Board or the compensation committee of the Board. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the administrator of the plan will consist of two or more outside directors within the meaning of Section 162(m). The administrator has the authority, in its sole discretion:

•	To select the recipients to whom options, stock awards, stock appreciation rights and cash awards may, from time to time, be granted under the 2006 Plan,

•	To determine whether and to what extent options, stock awards, stock appreciation rights and cash awards are granted under the 2006 Plan,

•	To determine the number of shares that are covered by options, stock awards, and stock appreciation rights and the terms of the related agreements,

•

To determine the terms and conditions of any options, stock awards and stock appreciation rights, including exercise price, the method of payment of the exercise price, term, vesting and whether an option is a non-statutory stock option or an incentive stock option, and

•	To construe and interpret the terms of the 2006 Plan and agreements and other documentation related to the 2006 Plan.

Eligibility

The 2006 Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights and cash awards. Incentive stock options may be granted only to employees. Non-statutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants.

Vesting

Although the 2006 Plan provides the administrator with the discretion to determine the vesting schedule, options (other than the initial option grants) and stock awards (other than initial stock awards) granted under the 2006 Plan generally vest over three years, at a rate of 34%, 33%, and 33% per year, respectively, if the grantee is then in service to the Company.

Adjustments Upon Change in Control

The 2006 Plan provides that in the event of a “change in control,” as defined in the 2006 Plan, all awards outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date, unless otherwise expressly provided in the award agreement.

Amendment and Termination

The 2006 Plan terminates 10 years after its initial adoption, unless earlier terminated by the Board. The Board or the compensation committee may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

2016 Plan

The 2016 Plan was adopted by our Board in February 2016 and approved by our stockholders in May 2016. Under the 2016 Plan, at December 31, 2018, 12,925,197 shares of common stock were authorized for issuance and 2,391,937 shares were available for grants of future awards.

Authorized Shares; Limits on Awards.

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2016 Plan equals the sum of: (1) 6,050,000 shares, plus (2) the number of any shares subject to stock options granted under our predecessor equity incentive plans, including the 2006 Plan, and outstanding as of the date of adoption of the 2016 Plan and that expire, or for any reason are cancelled or terminated, after such date without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under our predecessor equity incentive plans, including the 2006 Plan, that are outstanding and unvested as of the date of adoption of the 2016 Plan and that are forfeited, terminated, cancelled, or otherwise reacquired after such date without having become vested (such total number of shares, the “Share Limit”). As of March 25, 2019, approximately 1,881,300 shares were subject to awards then outstanding under our predecessor equity incentive plans. As noted above, no additional awards have been or will be granted under the 2006 Plan or any other predecessor equity incentive plans following the date of adoption of the 2016 Plan.

Shares issued in respect of any “full-value” award granted under the 2016 Plan will be counted against the Share Limit as 1.5 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2016 Plan, 150 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value” award generally means any award granted under the 2016 Plan other than a stock option or stock appreciation right (“SAR”).

The following other limits are also contained in the 2016 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 6,050,000 shares;

•	The maximum number of shares subject to those options and SARs that are granted under the plan during any one calendar year to any one individual is 2,000,000 shares;

•	The maximum number of shares subject to all awards that are granted under the plan during any one calendar year to any one individual is 2,000,000 shares;

•

The maximum grant date fair value for awards granted to a non-employee director under the 2016 Plan during any one calendar year is $400,000, except that this limit will be $600,000 as to (1) a non-employee independent director who is serving as the Chairman of the Board or the lead independent director (if there is one) at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without considering any award granted to an individual whom, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group; and

•

The maximum number of shares subject to awards granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”) granted during any one calendar year to any one participant (including Qualified Performance-Based Awards payable in shares and Qualified Performance-Based Awards payable in cash upon or following vesting of the award where the amount of such payment is determined with reference to the fair market value of a share at such time) is 2,000,000 shares (counting such shares on a one-for-one basis for this purpose). The maximum amount that may be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (other than the cash awards referred to in the preceding sentence) and granted to that participant in any one calendar year is $3,000,000.

For purposes of determining the Share Limit, the 2016 Plan provides as follows:

•

Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2016 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan;

•

Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2016 Plan (whether a stock option, SAR or other “full-value” award), as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any award (whether a stock option, SAR or other “full-value” award), will be counted against the Share Limit and will not be available for subsequent awards under the 2016 Plan;

•	Any shares repurchased with the proceeds of any option exercise price shall not be available for awards under the 2016 Plan;

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2016 Plan, the number of underlying shares as to which the exercise related will be counted against the Share Limit (for purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the Share Limit with respect to such exercise);

•

Shares that are exchanged by a participant or withheld by the Company after the date of adoption of the 2016 Plan as full or partial payment in connection with any award granted under our predecessor equity incentive plans, as well as any shares exchanged by a participant or withheld by the Company after the date of adoption of the 2016 Plan to satisfy the tax withholding obligations related to any award granted under our predecessor equity incentive plans, will not be available for new awards under the 2016 Plan;

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan;

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the Share Limit (for purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the “full-value” award premium counting rules) will be counted against the Share Limit);

•

Except as otherwise provided by the administrator of the 2016 Plan, shares delivered in respect of dividend equivalent rights will not count against any individual award limit under the 2016 Plan other than the aggregate Share Limit;

•

Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2016 Plan; and

•

The Company may not increase the applicable share limits of the 2016 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Administration

Our Board has delegated general administrative authority for the 2016 Plan to the compensation committee. The committee may delegate some or all of its authority with respect to the 2016 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company.

The administrator has broad authority under the 2016 Plan, including, without limitation, the authority:

•	To select eligible participants and determine the type(s) of award(s) that they are to receive;

•

To grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

Subject to the minimum vesting requirements set forth below, to determine any applicable vesting and exercise conditions for awards (including any applicable performance-based vesting or exercisability conditions), and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	To cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	Subject to the other provisions of the 2016 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

To determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2016 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize, or any other form permitted by law;

•

To modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	To approve the form of any award agreements used under the 2016 Plan; and

•	To construe and interpret the 2016 Plan, make rules for the administration of the 2016 Plan, and make all other determinations necessary or advisable for the administration of the 2016 Plan.

Eligibility

Persons eligible to receive awards under the 2016 Plan include officers or other employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of December 31, 2018, 410 officers and other employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s nine non-employee directors, are considered eligible under the 2016 Plan.

Vesting

All awards granted under the 2016 Plan are generally subject to a minimum vesting requirement of one year and no portion of any award may vest earlier than the first anniversary of the grant date of the award. This minimum vesting requirement does not apply to 5% of the total number of shares under the 2016 Plan and does not limit or restrict the administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate. Although the 2016 Plan provides the administrator with the discretion to determine vesting conditions, we expect that options (other than the initial option grants) and stock awards (other than initial stock awards) granted under the 2016 Plan will generally vest over three years, at a rate of 34%, 33%, and 33% per year, respectively, if the grantee is then in service to the Company.

Assumption or Adjustments Upon Change in Control

If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2016 Plan will not automatically become fully vested pursuant to the provisions of the 2016 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2016 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the administrator may provide for in an applicable award agreement (such as for awards subject to performance-based vesting requirements). The administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2016 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

Amendment and Termination

The Board may amend or terminate the 2016 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2016 Plan will terminate on February 15, 2026. Outstanding awards, as well as the administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Employee Stock Purchase Plan

The ESPP was adopted by the Board in February 2013 and approved by our stockholders in May 2013. Under the ESPP, eligible employees may authorize payroll deductions of eligible compensation for the purchase of common stock during each purchase period.

Administration

The compensation committee serves as the administrator of the ESPP, and as such has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the ESPP.

Shares Available Under the ESPP

A total of 2,500,000 shares of common stock are authorized for purchase over the term of the ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event.

Offering Periods

The ESPP is implemented through two offering periods per calendar year, with each offering period lasting six months. The administrator of the ESPP may alter the duration of future offering periods in advance without stockholder approval. Each participant is granted a separate purchase right to purchase shares of common stock for each offering period in which he or she participates. Purchase rights under the ESPP are granted on the start date of each offering period in which the participant participates and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and its subsidiaries are eligible to participate in the ESPP, except that the ESPP administrator may exclude from an offering period any individual who is regularly expected to work less than twenty hours per week or less than five months per calendar year in the employ of the Company or any subsidiary, or has not been employed for such continuous period as the ESPP administrator may require (not to exceed two years). An eligible employee may only join an offering period on the start date of that period. Subsidiaries include any subsidiary corporation of the Company, whether now existing or hereafter organized, which elects, with the approval of the ESPP administrator, to extend the benefits of the ESPP to their eligible employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code) are ineligible to participate in the ESPP if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the ESPP or an offering to violate Section 423 of the Code.

Purchase Provisions

Each participant in the ESPP may authorize periodic payroll deductions that may not exceed the lesser of (i) 10% of his or her compensation, which is defined in the ESPP to include his or her regular base salary in effect at the beginning of the offering period, exclusive of any payments for overtime, bonuses, annual awards, other incentive payments, reimbursements of expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan) and (ii) such lesser amount determined by the administrator of the ESPP per offering period. A participant may increase or reduce his or her rate of payroll deductions during an offering period. On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchase of shares of common stock at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period is equal to 85% of the fair market value per share of the common stock on the last day of the offering period.

Valuation

The fair market value of the common stock on a given date is the closing sales price of the common stock on the Nasdaq Global Select Market as of such date.

Special Limitations

The ESPP imposes certain limitations on a participant’s right to acquire common stock, including the following limitations:

•

No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•

No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are refunded. A participant may withdraw from an offering period by giving advance notice before the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs shall be refunded.

Assignability

The purchase rights are not assignable or transferable (other than by will or the laws of descent and distribution) and are exercisable only by the participant.

Corporate Transaction

In the event of the proposed dissolution or liquidation of the Company, the then-current offering period will terminate immediately before the consummation of such dissolution or liquidation, unless otherwise provided by the ESPP administrator. In the event of “corporate transaction,” as defined in the ESPP, during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the ESPP administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the ESPP administrator shortens the offering period then in progress to a new purchase date, the ESPP administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the ESPP administrator that is equal to the difference in the fair market value of the shares of common stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number of securities issuable under the ESPP, including the maximum number of securities issuable per participant on any one purchase date and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The administrator of the ESPP may at any time terminate or amend the ESPP. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law), the Company shall obtain stockholder approval in such a manner and to such a degree as may be required. The ESPP will terminate upon the earlier to occur of (i) 10 years following the date of the original adoption of the ESPP or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about compensation plans under which our equity securities are authorized for issuance as of December 31, 2018:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	10,979,278	(1)	$8.06	(2)	4,478,159	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	10,979,278		$8.06		4,478,159

(1)

Of these shares, 5,894,920 were subject to options then outstanding under the 2006 Plan, 126,750 were subject to RSUs then outstanding under the 2006 Plan, 2,804,757 were subject to options then outstanding under the 2016 Plan, and 2,152,851 were subject to RSUs then outstanding under the 2016 Plan. The Company’s authority to grant new awards under the 2006 Plan terminated upon the adoption of the 2016 Plan in May 2016.

(2)	This weighted-average exercise price does not reflect 2,279,601 shares that will be issued upon the settlement of outstanding RSUs.
(3)

Represents (a) 2,391,937 shares available for future issuance under the 2016 Plan as of December 31, 2018, and (b) 2,086,222 shares available for future issuance under the ESPP, excluding 66,430 shares that were subject to purchase under the ESPP during the purchase period ended December 31, 2018. Shares available under the 2016 Plan may be used for any type of award authorized in that plan, as described under “2016 Plan” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2018 Related Party Transactions

Except as described below, since January 1, 2018, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which were or are to be a participant, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.

Relationships with TOTAL and its Affiliates

Total Private Placement

On May 9, 2018, we entered into a stock purchase agreement (the “Purchase Agreement”) with Total Marketing Services for the sale and issuance to Total Marketing Services of up to 50,856,296 shares of our common stock, representing approximately 25% of the outstanding shares of our common stock and the largest ownership position of our Company, for a per share purchase price of $1.64 and an aggregate cash purchase price of $83.4 million. The Total Private Placement closed on June 13, 2018.

Pursuant to the Purchase Agreement, Total Marketing Services has the right to designate up to two individuals to serve as directors on our Board. Subject to certain limited conditions as described in the Purchase Agreement, including compliance with our governing documents and all applicable laws, rules and regulations, we will be obligated to appoint or nominate for election as directors of our Company the individuals so designated by Total Marketing Services and, from and after such appointment or election, either (1) appoint one of these individuals to serve on the audit committee of the Board and any other Board committees that may be formed from time to time for the purpose of making decisions that are strategically significant to our Company, or (2) nominate another individual as an observer of such Board committees, who is to be invited to attend all meetings of such committees in a non-voting observer capacity. Total Marketing Services’ rights and our obligations relating to these designees and observers continue until (and if) (a) with respect to Total Marketing Services’ right to designate two individuals to serve as directors on our Board and an optional observer to serve on certain Board committees, Total Marketing Services’ voting power is less than 16.7% but more than 10.0%, and (b) with respect to Total Marketing Services’ right to designate one individual to serve as a director on our Board and an optional observer to serve on certain Board committees, Total Marketing Services’ voting power is less than 10.0%, in each case measured in relation to the votes then entitled to be cast in an election of directors by our stockholders.

The Purchase Agreement also provides that, until the later of May 9, 2020 or such date when Total Marketing Services ceases to hold more than 5% of our common stock then outstanding, among other similar undertakings and subject to customary conditions and exceptions, Total Marketing Services and its affiliates are prohibited from purchasing shares of our common stock or otherwise pursuing transactions that would result in Total Marketing Services owning more than 30% of our equity securities without the approval of our Board.

In connection with the Purchase Agreement on May 9, 2018, we and all of our then-directors and officers entered into a voting agreement with Total Marketing Services. Pursuant to the voting agreement, each of our directors and officers agreed to vote all shares of our common stock presently or hereafter owned or controlled by such director or officer, in any vote of our stockholders that may be held from time to time, in favor of the election of the individuals designated by Total Marketing Services to serve as directors on our Board. Each of our directors and officers has also granted to Total Marketing Services a proxy to vote all such shares in accordance with the terms of the voting agreement. For each of our directors and officers party to the voting agreement, the voting obligations contained in the agreement continue from and after, and for so long as, Total Marketing Services’ director designation rights are in effect, as described above, and such director or officer continues to serve in such capacity for our Company (other than Mr. Pickens, one of our former directors and co-founders, who continues to be bound by these voting obligations even after he has ceased to serve as such for our Company) and continues to hold shares of our common stock.

Pursuant to the Purchase Agreement, we also entered into a registration rights agreement with Total Marketing Services on June 13, 2018. Pursuant to the registration rights agreement, we became obligated to, at our expense, (1) file one or more registration statements with the SEC to cover the resale of the shares of our common stock purchased by Total Marketing Services under the Purchase Agreement, (2) use our commercially reasonable efforts to cause all such registration statements to be declared effective in a timely manner, (3) use our commercially reasonable efforts to maintain the effectiveness of such registration statements until all such shares are sold or may be sold without restriction pursuant to applicable rules under the Securities Act, and (4) make and keep available adequate current public information and timely file with the SEC all required reports and other documents until all such shares are sold or may be sold without restriction. If such registration statements are not filed or declared effective as described above or any such effective registration statements subsequently become unavailable for more than 30 days in any 12-month period while they are required to maintained as effective, then we would be required to pay liquidated damages to Total Marketing Services equal to 0.75% of the aggregate purchase price for the shares remaining eligible for such registration rights each month for each such failure (up to a maximum of 4.0% of the aggregate purchase price for the shares remaining eligible for such registration rights each year).

Credit Support Agreement

On January 2, 2019, we entered a credit support agreement (“CSA”) with Total Holdings USA Inc. (“THUSA”), a wholly owned subsidiary of TOTAL. Under the CSA, THUSA agreed to enter into a guaranty agreement (“Guaranty”) pursuant to which it has guaranteed our obligation to repay up to $100.0 million in term loans (“Loans”) and interest thereon in accordance with a term credit agreement we have entered into with an unaffiliated third party (the “Lender”). In consideration for the commitments of THUSA under the CSA, we are required to pay THUSA, on a quarterly basis, a guaranty fee at a rate per annum equal to 10% of the average aggregate Loan amount for the preceding calendar quarter.

Following any payment by THUSA to the Lender under the Guaranty, we would be obligated to immediately pay to THUSA the full amount of such payment plus interest on such amount at a rate equal to LIBOR plus 1.0%. In addition, we would be obligated to pay and reimburse THUSA for all reasonable out-of-pocket expenses it incurs in the performance of its services under the CSA, including all reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the payment to the Lender under the Guaranty or any enforcement or attempt to enforce any of our obligations under the CSA.

The CSA includes customary representations and warranties and affirmative and negative covenants by us. In addition, upon the occurrence of a “Trigger Event” and during its continuation, THUSA may, among other things: elect not to guarantee additional Loans; declare all or any portion of the outstanding amounts we owe THUSA under the CSA to be due and payable; and exercise all other rights it may have under applicable law. Each of the following events constitutes a Trigger Event: we default with respect to any payment obligation under the CSA; any representation or warranty made by us in the CSA was false, incorrect, incomplete or misleading in any material respect when made; we fail to observe or perform any material covenant, obligation, condition or agreement in the CSA; or we default in the observance or performance of any agreement, term or condition contained in any other agreement with THUSA or an affiliate of THUSA.

As security for our obligations under the CSA, on January 2, 2019, we entered into a pledge and security agreement with THUSA and delivered a collateral assignment of contracts to THUSA, pursuant to which we collaterally assigned to THUSA all fueling agreements we enter into with participants in our Zero Now truck financing program. In addition, on January 2, 2019, we entered into a lockbox agreement with THUSA and PlainsCapital Bank, under which we granted THUSA a security interest in the cash flow generated by the fueling agreements we enter into with participants in the Zero Now program. Until the occurrence of a Trigger Event or Fundamental Trigger Event (as described below) under the CSA, we have the freedom to operate in the normal course and there are no restrictions on the flow of funds in and out of the lockbox account established pursuant to the lockbox agreement. Upon the occurrence of a Trigger Event under the CSA, all funds in the lockbox account will be: first, used to make scheduled debt repayments of Loans and interest thereon; and second, released to us. Further, upon the occurrence of a “Fundamental Trigger Event” under the CSA and during its continuation, in addition to exercising any of the remedies available to THUSA upon the occurrence of a Trigger Event as described above: all participants in the Zero Now program would pay amounts owed under their fueling agreements with us directly into the lockbox account; under a “sweep” mechanism, all cash in the lockbox account would be used to prepay all outstanding Loans; no other disbursements from the lockbox account could be made without THUSA’s consent; and THUSA would retain dominion over the lockbox account and the funds in the account would remain as security for our payment and reimbursement obligations under the CSA. Each of the following events constitutes a Fundamental Trigger Event: we default in the observance or performance of any agreement, term or condition contained in the term credit agreement governing the Loans that would constitute an event of default thereunder, up to or beyond any grace period provided in such agreement, unless waived by the Lender; we default in the observance or performance of any agreement, term or condition contained in any evidence of indebtedness other than such term credit agreement, and the effect of such default is to cause, or permit the holders of such indebtedness to cause, acceleration of indebtedness in an aggregate amount for all such collective defaults of $20.0 million or more; voluntary and involuntary bankruptcy and insolvency events; and the occurrence of a change of control of our Company.

The CSA will terminate following the later of: the payment in full of all of our obligations under the CSA; and the termination or expiration of the Guaranty following the maturity date of the last outstanding Loan or December 31, 2023, whichever is earlier.

Commodity Swap Arrangements

In October 2018, we entered into commodity swap arrangements with Total Gas & Power North America, an affiliate of TOTAL and THUSA, intended to manage diesel price fluctuation risks related to the natural gas fuel supply commitments we expect to make in our anticipated fueling agreements with fleet operators that participate in our Zero Now truck financing program, which arrangements cover five million diesel gallons of natural gas fuel volume annually from April 2019 through June 2024.

Relationships with Mr. Pickens

On September 18, 2018, upon his retirement as a director of our Company and his appointment as Director Emeritus, we entered into an agreement with Mr. Pickens that sets forth his and our obligations and responsibilities relating to his new position, including, among other things, confirming Mr. Pickens’ confidentiality obligations. As Director Emeritus, Mr. Pickens is invited to attend meetings of the Board, but is not considered a director of the Company and is not entitled to vote on any matter presented to the Board. Further, Mr. Pickens is not an employee of the Company in his position as Director Emeritus. Pursuant to our agreement with Mr. Pickens and in consideration of the services provided by him as Director Emeritus, we have agreed to compensate Mr. Pickens in a manner consistent with our compensation arrangements for our non-employee directors, as they may be amended from time to time. These compensation arrangements are described under “Director Compensation” above.

In November 2014, we entered into a sublease with Mr. Pickens (“Sublease”), pursuant to which we occupy, as the sublessee under the Sublease, 3,769 square feet of office space located in Dallas, Texas and leased by Mr. Pickens. The Sublease terminates in November 2019 and provides that we will pay the following approximate amounts for rent, operating expenses and electric utilities in each remaining year of such term: $145,000 from November 2017 to November 2018 and $147,000 from November 2018 to November 2019. In May 2016, we agreed to sublease an additional 3,162 square feet of adjacent space from Mr. Pickens under the

Sublease (the “Sublease Amendment”). We pay approximately $99,000 per year for rent, operating expenses and electric utilities for the space subject to the Sublease Amendment.

Policies and Procedures for Related Party Transactions

Our audit committee charter requires that all related party transactions, as defined in applicable SEC rules, be reviewed and approved by our audit committee or another independent body of the Board, in accordance with applicable Nasdaq rules. When evaluating any such transaction, our audit committee focuses on whether the terms of the transaction are at least as favorable to us as terms we would receive on an arm’s-length basis from an unaffiliated third party. These policies and procedures for approving related party transactions are set forth in our written audit committee charter, which was adopted in September 2006 and most recently re-approved by our audit committee in December 2018. Each of the transactions described above that was required to be reviewed and approved by the audit committee in accordance with its charter was so reviewed and approved.

AUDIT COMMITTEE REPORT

The audit committee is responsible for overseeing our accounting, auditing and financial reporting practices on behalf of the Board. Management is responsible for the preparation and presentation of our consolidated financial statements, including establishing accounting and financial reporting principles and establishing and maintaining systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements included in the Annual Report. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees.”

Additionally, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee:

James C. Miller III, Chairman

John S. Herrington

Stephen A. Scully

Vincent C. Taormina

This audit committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This audit committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership of our common stock and changes in such ownership with the SEC. Based solely on a review of these reports furnished to us and written representations that no other reports were required, we believe these persons complied with all applicable Section 16(a) filing requirements in 2018.

Stockholder Proposals for 2020 Annual Meeting

Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2020 annual meeting of stockholders and considered for inclusion in our proxy materials for that meeting must be received by us no later than December 7, 2019 if our 2020 annual meeting is held between April 16, 2020 and June 15, 2020 or, if our 2020 annual meeting is not held within these dates, a reasonable time before we begin to print and send our proxy materials for the meeting. Additionally, our amended and restated bylaws provide that a stockholder must have given timely written notice to us of any proposal that is sought to be considered for inclusion in our proxy materials. To be timely for our 2020 annual meeting of stockholders, a stockholder’s written notice must be delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices no earlier than October 8, 2019 and no later than December 7, 2019 if our 2020 annual meeting is held between April 16, 2020 and June 15, 2020 or, if our 2020 annual meeting is not held within these dates, no later than the close of business on the later of (1) the 90th day before the date of our 2020 annual meeting or (2) the 10th day following the date on which we first make public announcement of the date of our 2020 annual meeting. A stockholder’s notice to us must also comply with all other requirements of Rule 14a-8 in all respects, including delivery of proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), and must set forth, as to each proposal the stockholders seeks to bring before the meeting, all of the information required by our amended and restated bylaws.

Director Nominations or Stockholder Proposals to be Brought Before an Annual Meeting But Not Included in Our Proxy Materials

Our amended and restated bylaws provide that, for stockholder nominations of directors or other proposals to be considered at an annual meeting but not sought to be included in our proxy materials for the meeting, the stockholder must have given timely written notice of the nomination or proposal to us. To be timely for our 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 16, 2020 and March 17, 2020 if our 2020 annual meeting is held between April 16, 2020 and June 15, 2020 or, if our 2020 annual meeting is not held within these dates, between the 60th day and the 90th day before the date the meeting is held or, if we first publicly announce the date of the meeting less than 70 days before the date of the meeting, no later than the 10th day following the date on which such public announcement is made. A stockholder’s notice to the Company must set forth, as to each director nominee or other proposal the stockholder proposes to bring before our 2020 annual meeting, all of the information required by our amended and restated bylaws, as described under “Corporate Governance—Director Nomination Process—Stockholder Nominations of Directors” above. We will not entertain any director nominations or other proposals at the Annual Meeting or at our 2020 annual meeting that do not meet the requirements set forth in our amended and restated bylaws. If we comply and the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such director nomination or other stockholder proposal.

Other Business at the Annual Meeting

We have not received any notice of other business to come before the Annual Meeting by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act, and we do not otherwise know of any other business to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting will have discretionary authority to vote for or against any such matter. It is the intention of such individuals to vote the shares represented by proxy at the Annual Meeting on any such matter as recommended by the Board or, if no recommendation is given, in accordance with their judgment.

More Information About the Company

For more information about the Company, please refer to our Annual Report, which accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2018, which is a part of the Annual Report, was filed with the SEC on March 12, 2019, and is accessible on our website at http://investors.cleanenergyfuels.com/financial-information/annual-reports. You may also obtain a copy of the Annual Report at no charge and copies of any exhibit listed in the Annual Report for a fee (equal to our reasonable expenses in furnishing such exhibit) by sending a written request to the attention of Investor Relations at the address of our principal executive offices.

By order of the Board,

MITCHELL W. PRATT

Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MACARTHUR COURT, SUITE 800

NEWPORT BEACH, CA 92660

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE2019

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E64847-P21181                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEAN ENERGY FUELS CORP.					For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR					All	All	Except	nominee(s), mark “For All Except” and write the
ALL of the director nominees in Proposal 1.								number(s) of the nominee(s) on the line below.

1.	Election of directors				☐	☐	☐
	Nominees:

	01)	John S. Herrington	06)	Momar Nguer

	02)	Andrew J. Littlefair	07)	James E. O’Connor

	03)	James C. Miller III	08)	Stephen A. Scully

	04)	Warren I. Mitchell	09)	Kenneth M. Socha

	05)	Philippe Montantême	10)	Vincent C. Taormina

The Board of Directors recommends you vote FOR Proposals 2 and 3.									For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.								☐	☐	☐

3.	Approval, on an advisory, non-binding basis, of our executive compensation.								☐	☐	☐

NOTE: To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon.

Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E64848-P21181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CLEAN ENERGY FUELS CORP.

I hereby appoint Stephen A. Scully and Andrew J. Littlefair, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Clean Energy Fuels Corp. to be held on Thursday, May 16, 2019 at 9:00 a.m. PDT, or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

Thank You For Voting

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)